Exhibit 10.1

SYNDICATED FACILITY AGREEMENT

dated as of September 18, 2012

among

THE MAC SERVICES GROUP PTY LIMITED,

as Borrower,

THE LENDERS NAMED HEREIN,

J.P. MORGAN AUSTRALIA LIMITED,

as Australian Agent and Security Trustee,

JPMORGAN CHASE BANK, N.A.,

as US Agent,

JPMORGAN CHASE BANK, N.A.,

as Issuing Bank

and

JPMORGAN CHASE BANK, N.A.,

as Swing Line Lender

J.P. MORGAN SECURITIES LLC,

as Lead Arranger and Sole Bookrunner

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

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Schedule 1.01	Subsidiary Guarantors
Schedule 2.01	Lenders and Revolving Commitments
Schedule 3.08	Subsidiaries
Schedule 3.09	Litigation
Schedule 3.17	Environmental Matters
Schedule 3.26	Group Structure Diagram
Schedule 6.01	Outstanding Indebtedness on Effective Date
Schedule 6.02	Liens Existing on Effective Date
Schedule 6.04	Existing Investments

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Revolving Borrowing Request
Exhibit C	Form of Swing Line Borrowing Request
Exhibit D	Form of Parent Guarantee Agreement
Exhibit E	Form of Subsidiary Guarantee Agreement
Exhibit F	Form of Opinion of Vinson & Elkins L.L.P.
Exhibit G	Form of Compliance Certificate

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THIS SYNDICATED FACILITY AGREEMENT dated as of September 18, 2012, is among THE MAC SERVICES GROUP PTY LIMITED (ABN 53 003 657 510), an Australian proprietary limited company (the “Borrower”), the Lenders (as defined in Article I), and J.P. MORGAN AUSTRALIA LIMITED (ABN 52 002 888 011) (“JPM Australia”), as Australian administrative agent (in such capacity, the “Australian Agent”) and as security trustee (in such capacity, the “Security Trustee”), and JPMorgan Chase Bank, N.A. as U.S. administrative agent (in such capacity, the “US Agent”).

The Borrower has requested the Lenders to extend credit, in the form of Loans or Credits (as hereinafter defined), to the Borrower in an aggregate principal amount at any time outstanding not in excess of AUD$300,000,000.

In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“Administrative Questionnaire” shall mean an administrative questionnaire in a form supplied from time to time by the Australian Agent.

“Affected Lender” shall have the meaning ascribed to such term in the definition of “Market Disruption Event.”

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that for purposes of Section 6.07, the term “Affiliate” shall also include any person that directly or indirectly owns 5% or more of any class of Equity Interests of the person specified or that is an officer or director of the person specified.

“Affiliate Australian Land Company” shall mean a person that is a direct or indirect Wholly Owned Subsidiary of the Parent and which is the registered proprietor of any land that is used by any Loan Party.

“Agents” shall mean, collectively, the Australian Agent, the US Agent, and the Security Trustee.

“Aggregate Credit Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Credits denominated in Australian Dollars plus (ii) the aggregate principal amount of all Credit Disbursements made in Australian Dollars that have not yet been reimbursed at such time plus (iii) the Australian Dollar Equivalent of the aggregate undrawn amount of all outstanding Credits at such time denominated in U.S. Dollars plus (iv) the Australian Dollar Equivalent of the aggregate principal amount of all Credit Disbursements made in U.S. Dollars that have not yet been reimbursed at such time.

“Agreement” shall mean this Syndicated Facility Agreement dated as of September 18, 2012, among the Borrower, the Lenders, and the Agents.

“Anti-Corruption Laws” means all statutes, enactments, by-laws, rules, regulations, notifications, circulars, case-law, orders, ordinances, guidelines, policies, directions and judgments of any Governmental Authority, in relation to anti-corruption issued, administered or enforceable against any Loan Party.

“Anti-Money Laundering Laws” means all applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, which in each case are issued, administered or enforced by any Governmental Authority having jurisdiction over any Loan Party, or to which any Loan Party is subject.

“Applicable Percentage” shall mean, for any day, with respect to any USD Revolving Loan, AUD Revolving Loan or the Revolving Commitment Fee, the applicable percentage set forth below under the applicable caption, based upon the Leverage Ratio as of the relevant date of determination:

Category	Leverage Ratio	Spread		Revolving Commitment Fee Percentage
		AUD Revolving Loans	USD Revolving Loans
1	Less than 1.50 to 1.00	2.00%	2.00%	0.375%
2	Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	2.25%	2.25%	0.375%
3	Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	2.50%	2.50%	0.50%
4	Greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00	2.75%	2.75%	0.50%
5	Greater than or equal to 3.00 to 1.00	3.00%	3.00%	0.50%

Each change in the Applicable Percentage resulting from a change in the Leverage Ratio shall be effective with respect to all Loans and Credits outstanding on and after the date of delivery to the Australian Agent of the Financial Statements or management accounts required by Section 5.04(a) and the Compliance Certificate required by Section 5.04(b), respectively, indicating such change until the date immediately preceding the next date of delivery of such Financial Statements or management accounts indicating another such change; provided, however, that at any time during which the Borrower has failed to deliver when due the Financial Statements or management accounts required by Section 5.04(a) and the Compliance Certificate required by Section 5.04(b), respectively, the Leverage Ratio shall be deemed to be in Category 5 for purposes of determining the Applicable Percentage. Notwithstanding the foregoing, (x)

from the Effective Date through but excluding the date of delivery to the Australian Agent of Financial Statements or management accounts required by Section 5.04(a) and the Compliance Certificate required by Section 5.04(b), respectively, the Leverage Ratio shall be deemed to be in Category 1. for purposes of determining the Applicable Percentage and (y) thereafter, the Applicable Percentage shall be based on the Leverage Ratio reflected in the most recently delivered Financial Statements or management accounts required by Section 5.04(a) and the Compliance Certificate required by Section 5.04(b), respectively.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” shall mean the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) of any or all of the property of the Borrower or any of its Subsidiaries to any person other than the Borrower or any of its Subsidiaries (other than (a) Equity Interests in the Borrower or directors’ qualifying shares in any Subsidiary, (b) inventory, damaged, obsolete or worn out assets, scrap and Permitted Investments, in each case disposed of in the ordinary course of business, or (c) dispositions between or among Subsidiaries that are not Loan Parties).

“Assignee Group” shall mean two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04) and accepted by the Australian Agent, in substantially the form of Exhibit A or such other form as shall be approved by the US Agent.

“Associate” has the meaning given to it in Section 128F(9) of the Tax Act.

“AUD Revolving Loans” shall mean Revolving Loans denominated in Australian Dollars.

“AUD Swing Line Loans” shall mean Swing Line Loans denominated in Australian Dollars.

“Australian Agent” shall means the person referred to as such in the Preamble to this Agreement or any person from time to time acting in the capacity of “Australian Agent” under this Agreement.

“Australian Dollar Equivalent” shall mean, on any date of determination, with respect to any amount in U.S. Dollars, the equivalent in Australian Dollars of such amount, determined by the Australian Agent using the Exchange Rate in effect.

“Australian Dollars”, “AUD” or “AUD$” shall mean lawful money of the Commonwealth of Australia.

“Australian Withholding Tax” shall mean any Australian Tax required to be withheld or deducted from any interest or other payment under Division 11A of Part III of the Tax Act or Subdivision 12-F of Schedule 1 to the Taxation Administration Act 1953 (Commonwealth of Australia).

“Authorized Officer” means, in respect of a Loan Party, any director, or any person from time to time nominated as an Authorized Officer by that Loan Party by a notice to the Australian Agent accompanied by certified copies of signatures of all new persons so appointed (and in respect of which the Australian Agent has not received notice of revocation of such appointment).

“Banking Services” shall mean each and any of the following bank services provided to the Borrower or any Subsidiary by any Lender or any Affiliate of a Lender: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” shall mean any and all obligations of the Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“BBSY” shall mean, in respect of a period: (a) the rate per cent per annum which is equal to the average bid rate displayed at or about 10:30 a.m. (Sydney time) on the first day of that period on the Reuters screen BBSY page for a term equivalent to that period; or (b) if a rate for a term cannot be determined in accordance with clause (a) above because a rate is not displayed for a term equivalent to that period or if the basis on which that rate is displayed is changed and in the opinion of the Australian Agent ceases to reflect the Lenders’ cost of funding to the same extent as at the date of this Agreement, BBSY for that period will be the rate determined by the Australian Agent at or about 10:30 a.m. (Sydney time) on the day of calculation to be the average of the buying rates quoted to the Australian Agent by three Reference Banks selected by the Australian Agent (after consultation with the Borrower) at or about that time on that date for bills of exchange that are accepted by an Australian bank and that have a term equivalent to the relevant period.

“Borrower” shall have the meaning set forth in the Preamble to this Agreement.

“Borrower Materials” shall mean materials and/or information provided by or on behalf of the Loan Parties hereunder.

“Borrowing” shall mean Revolving Borrowing or a Swing Line Borrowing.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B or Exhibit C, or such other form as shall be reasonably approved by the US Agent (and in the case of the request for Swing Line Loans, the Swing Line Lender).

“Breakage Event” shall have the meaning assigned to such term in Section 2.15.

“Business Day” shall mean any day other than a Saturday, Sunday or any day on which banks in Houston, New York City, Singapore, London, Hong Kong, or Sydney Australia are authorized or required by law to close.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Security Trustee or to a nominee of the Security Trustee, for the benefit of the Finance Parties, as collateral for the Aggregate Credit Exposure, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Borrower, the Security Trustee and the Issuing Bank (which documentation is hereby consented to by the Lenders). Derivatives of such term have corresponding meanings.

“Change in Control” shall mean the failure of the Parent to Control the Borrower.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or Australia or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” shall mean the United States Internal Revenue Code of 1986.

“Collateral” shall mean (i) “Collateral” or “Secured Property” as defined in any Security Document and (ii) any other property or assets, in any case, subject to, and encumbered by, a Security Interest granted in favor of the Security Trustee for the benefit of the Secured Parties to secure the Secured Obligations.

“Compliance Certificate” shall mean a certificate in the form attached hereto as Exhibit G and containing the information required in Section 5.04(b).

“Consolidated EBITDA” shall mean, for any period, EBITDA of the Borrower and its Subsidiaries for such period, all determined on a consolidated basis.

“Consolidated Group” shall have the meaning given to it in the Tax Act 1997.

“Consolidated Interest Expense” shall mean, for any person for any period, the sum of (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations but excluding the amortization of debt discount and debt issuance costs) of such person and its subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus (b) any interest accrued during such period in respect of Indebtedness of such person that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by such person with respect to interest rate Hedging Agreements.

“Consolidated Net Income” shall mean, for any person for any period, the net income or loss of such person for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income of any subsidiary of such person to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such subsidiary, (b) the income of any person in which any other person (other than such person or a Wholly Owned Subsidiary thereof or any director holding qualifying shares in accordance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to such person or a Wholly Owned Subsidiary thereof by such person during such period, and (c) any gains or losses attributable to sales of assets out of the ordinary course of business.

“Consolidated Net Worth” shall mean, at any time, the net worth or total shareholders’ equity of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

“Control” shall mean:

(a) “control” as defined in section 50AA of the Corporations Act; and

(b) the direct or indirect power to directly or indirectly: (i) direct the management or policies of the corporation; or (ii) control the membership of the board of directors, whether or not the power has statutory, legal or equitable force or is based on statutory, legal or equitable rights and whether or not it arises by means of trusts, agreements, arrangements, understandings, practices, the ownership of any interest in shares or stock of the corporation.

The terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Controller” shall have the meaning given to it in section 9 of the Corporations Act.

“Corporations Act” shall mean Corporations Act 2001 (Commonwealth of Australia).

“Cost” shall mean any cost, expense, charge, liability or disbursement.

“Cost of Funds Rate” means, with respect to a Swing Line Loan, the rate per annum quoted by the Swing Line Lender to the Borrower at or about the commencement of any Swing Line Loan (or if applicable, to the Lenders as provided herein) as its cost of funds for the Swing Line Loan, as determined by the Swing Line Lender in its sole discretion which determination may include, without limitation, such factors as the Swing Line Lender shall deem appropriate from time to time, including without limitation, market, regulatory and liquidity conditions; provided that such rate is not necessarily the cost to the Swing Line Lender of funding the specific Swing Line Loan, and may exceed the Swing Line Lender’s actual cost of borrowing in the interbank market or other markets in which the Swing Line Lender may obtain funds from time to time for amounts similar to the amount of the Swing Line Loan.

“Credit” shall mean any documentary or standby letter of credit or bank guarantee issued for the account of the Borrower by the Issuing Bank pursuant to Section 2.22, each such Credit to be in form and substance satisfactory to the Issuing Bank (acting reasonably).

“Credit Application” shall mean an application and agreement for the issuance, amendment or extension of a Credit in the form from time to time in use by the Issuing Bank.

“Credit Documents” shall mean, with respect to any Credit, such Credit, the related Credit Application and any agreements, documents, and instruments entered into in connection with or relating to such Credit.

“Credit Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Credit issued by the Issuing Bank.

“Credit Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.24(d), any Lender that, as determined in good faith by the US Agent, the Issuing Bank or a Swing Line Lender:

(a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans, participations in respect of Credits or participations in Swing Line Loans, within two (2) Business Days of the date required to be funded by it hereunder;

(b) has notified the Borrower, any Agent, the Issuing Bank, the Swing Line Lender or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its respective funding obligations hereunder or under other agreements generally;

(c) has failed, within three (3) Business Days after request by the Australian Agent, the Issuing Bank, a Swing Line Lender or the Borrower, to confirm in a reasonable manner that it will comply with its funding obligations; or

(d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Insolvency Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Designated Persons” means a person or entity (a) listed in the annex to, or otherwise subject to the provisions of, any Executive Order (as defined in the definition of “Sanctions Laws and Regulations” below); (b) named as a “Specially Designated National and Blocked Person”

(“SDN”) on the most current list published by OFAC (as defined in the definition of “Sanctions Laws and Regulations” below) at its official website or any replacement website or other replacement official publication of such list (“SDN List”); or (c) in which an entity on the SDN List has 50% or greater ownership interest or that is otherwise controlled by an SDN.

“EBITDA” shall mean, for any person for any period, Consolidated Net Income of such person for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, and (iv) any noncash charges or extraordinary losses for such period, and minus (b) without duplication (i) all cash payments made during such period on account of reserves, restructuring charges and other noncash charges added to Consolidated Net Income pursuant to clause (a)(iv) above in a previous period and (ii) to the extent included in determining such Consolidated Net Income, any extraordinary gains and all noncash items of income for such period, all determined for such person on a consolidated basis in accordance with GAAP.

“Effective Date” shall mean the date upon which all of the conditions set forth in Sections 4.01 and 4.02 are satisfied or waived in accordance with Section 9.08(b), which date shall not be later than September 30, 2012.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other person (other than a natural person).

“Environmental Laws” shall mean all federal, state, provincial, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives and orders (including consent orders) in each case, relating to protection of the environment, natural resources, human health and safety (to the extent such human health and safety relate to exposure of Hazardous Materials) or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) violation of any applicable Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract or agreement pursuant to which liability is legally assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean shares, shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, or any obligations convertible into or exchangeable for, or giving any person a right, option or warrant to acquire such equity interests or such convertible or exchangeable obligations.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Exchange Rate” shall mean, on any day, (i) for purposes of determining the U.S. Dollar Equivalent, the rate at which Australian Dollars may be exchanged into U.S. Dollars and (ii) for purposes of determining the Australian Dollar Equivalent, the rate at which U.S. Dollars may be exchanged into Australian Dollars, in each case as set forth at approximately 11 a.m. (Sydney Time) on such day on the applicable Bloomberg Currency Page. In the event that such rate does not appear on such Bloomberg Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Australian Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall be determined by the Australian Agent using any method it deems commercially reasonable and appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Facility Office” means the office or offices notified by a Lender to the Borrower in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice to the Borrower) as the office or offices through which the Lender will perform its obligations under this Agreement.

“FATCA” means Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as in effect on the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and the Treasury Regulations promulgated thereunder, any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of such Internal Revenue Code.

“Fee Letter” shall mean the letter agreement dated as of July 13, 2012 among the Borrower, the Lead Arranger, JPMCB and the Australian Agent.

“Fees” shall mean, collectively, the Revolving Commitment Fee, all fees required to be paid under the Fee Letter, the Credit Participation Fees and the Issuing Bank Fees.

“Finance Party” shall mean any Agent, Lender, Swing Line Lender or Issuing Bank.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“Financial Statements” means: (a) a statement of financial performance; (b) a statement of financial position; (c) a statement of cash flow; and (d) a statement of changes in equity, together with any notes to those documents and any accompanying reports, statements, declarations and other documents or information.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, with respect to the Issuing Bank, (a) such Defaulting Lender’s Revolving Percentage (determined, for the avoidance of doubt, without giving effect to any adjustment provided for in Section 2.24(c)) of the Aggregate Credit Exposure related to Credits issued by the Issuing Bank, less (b) any portion of the amount calculated under clause (a) above the risk participation with respect to such Credits which has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” shall mean any person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles, standards and practices in Australia.

“Governmental Authority” shall mean the government of the United States, Australia or any State or Territory of Australia or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(g).

“Group” shall mean the Borrower and its Subsidiaries.

“Group Structure Diagram” shall mean the diagram set forth on Schedule 3.26.

“GST” means any goods and services Tax, consumption Tax, value added Tax or any similar Tax.

“Guarantee” of or by any person shall mean (a) any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness, contingent or otherwise, of any holder of such Indebtedness to obtain any such Security Interest). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing person in good faith. The term “Guarantee” as a verb has a corresponding meaning; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee Agreements” shall mean the Parent Guarantee Agreement and the Subsidiary Guarantee Agreement.

“Guarantors” shall mean, collectively, Parent and the Subsidiary Guarantors.

“Hazardous Materials” shall mean any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any applicable Environmental Law, including any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Hedging Obligations” shall mean any and all obligations of the Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising out of any Hedging Agreement with a person who (a) is a Lender or an Affiliate of a Lender or (b) was, at the time the Hedging Agreement was entered into, a Lender or an Affiliate of a Lender.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Security Interest on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed (provided that, for purposes hereof, the amount thereof shall be limited to the lesser of (i) the amount of such Indebtedness and (ii) the fair market value of such property), (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations of such person, (i) all obligations of such person as an account party in respect of Credits and (j) all obligations of such person in respect of bankers’ acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, except to the extent that, by its terms, such Indebtedness is nonrecourse to such person.

“Indemnitee” shall have the meaning set forth in Section 9.05(b).

“Indemnified Liabilities” shall have the meaning set forth in Section 9.05(b).

“Insolvency Law” shall mean, to the extent applicable, (a) Title 11 of the United States Code, (b) any similar federal, provincial, state, local or foreign bankruptcy or insolvency law of any jurisdiction applicable to the Borrower or any of its Subsidiaries, and (c) any other law relating to insolvency, sequestration, administration, liquidation, winding up or bankruptcy (including any law relating to the avoidance of conveyances in fraud of creditors or of preferences and any law under which a liquidator or trustee may set aside or avoid transactions), in each case as now constituted or hereafter amended or enacted.

“Interest Coverage Ratio” for any period shall mean the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for the Borrower and the Subsidiaries for such period. Solely for purposes of this definition, if, at any time the Interest Coverage Ratio is being determined, the Borrower or any Subsidiary shall have completed a Permitted Acquisition or Asset Sale the consideration of which is greater than AUD$10,000,000 since the beginning of the relevant four fiscal quarter period, the Interest Coverage Ratio shall be determined on a pro forma basis (using the criteria therefor described in Section 6.04(i)) as if such Permitted Acquisition or Asset Sale and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

“Interest Payment Date” shall mean, with respect to any Revolving Loan, the last day of the Interest Period applicable to the Revolving Borrowing of which such Loan is a part and the Termination Date, and in the case of a Revolving Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to each Revolving Loan comprising part of the same Revolving Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 3 or 6 months thereafter, as the Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Revolving Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” shall mean, as the context may require, (a) JPMCB, with respect to Credits issued by it, (b) any other Lender that may become the Issuing Bank pursuant to Section 2.22(j) or (l) with respect to Credits issued by such Lender, and (c) collectively, all the foregoing. The Issuing Bank may, in its discretion, arrange for one or more Credits to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Credits issued by such Affiliate.

“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.05(c).

“JPM Australia” shall have the meaning set forth in the Preamble to this Agreement.

“JPMCB” means JPMorgan Chase Bank, N.A.

“Karratha Village Lease” shall mean the undated lease of crown land between the State of Western Australia and the Borrower in respect of the land described as Lot 520 on Deposited Plan 69961 in Karratha, Western Australia with a commencement date of 4 January 2011.

“Land Access Agreement” means a land access and use agreement between (a) an Affiliate Australian Land Company, the Security Trustee and, where the land the subject of such agreement is not owned by an Affiliate Australian Land Company, the registered proprietor of that land or (b) for a Third Party Lease, the relevant Loan Party, relevant Affiliate Australian Land Company, if applicable, and the registered proprietor of the land the subject of that Third Party Lease, in each case, in form reasonably satisfactory to the US Agent, that includes (among other matters) provisions consenting to the creation of the Security Interests under the Security Documents and enforcement of rights under the Security Documents.

“Lead Arranger” shall mean J. P. Morgan Securities LLC, in such capacity.

“Lenders” shall mean (a) the persons listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance or pursuant to Section 2.24), (b) any person that has become a party hereto pursuant to an Assignment and Acceptance and (c) the Swing Line Lender.

“Leverage Ratio” shall mean, on any date, the ratio of Total Debt on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date for which Financial Statements or management accounts have been delivered pursuant to Section 5.04(a). Solely for purposes of this definition, if, at any time the Leverage Ratio is being determined, the Borrower or any Subsidiary shall have completed a Permitted Acquisition or Asset Sale the consideration of which is greater than AUD$10,000,000 since the beginning of the relevant four fiscal quarter period, the Leverage Ratio shall be determined on a pro forma basis (using the criteria therefor described in Section 6.04(i)) as if such Permitted Acquisition or Asset Sale, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

“LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/100 of 1%) and determined pursuant to the following formula:

LIBOR = Base LIBOR / 100% - LIBOR Reserve Percentage

“Base LIBOR” means the interest rate per annum equal to the applicable London interbank offered rate for deposits in USD appearing on Reuters Reference LIBOR01 for Dollars as of 11:00 a.m. London time, two London Business Days prior to the first day of the relevant Interest Period for any USD Revolving Borrowing and having a maturity equal to such Interest Period (provided that, if such quotation is not available for any reason, LIBOR shall then be the rate determined by the Australian Agent to be the rate at which deposits in USD for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the loan being made, continued or converted by the Australian Agent and with a term equivalent to such Interest Period would be offered by the Australian Agent’s London Branch (or other branch or Affiliate of the Australian Agent or if the Australian Agent does not have a London Branch, then the London Branch of any bank selected by the Australian Agent) to major banks in the London or other offshore inter-bank market for Dollars at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period).

“LIBOR Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”). The LIBOR for each outstanding USD Revolving Loan shall be adjusted automatically as of the effective date of any change in the LIBOR Reserve Percentage.

“Loan” shall mean a Revolving Loan and a Swing Line Loan.

“Loan Documents” shall mean, collectively, this Agreement, any promissory notes, if any, issued pursuant to Section 2.04(g), the Guarantee Agreements, the Security Documents, the Security Trust Deed, the Land Access Agreements, the Credit Documents, the Fee Letter and each other certificate, agreement, instrument or other document executed and delivered, in each case, by or on behalf of any Loan Party pursuant to the foregoing; provided, however, that for purposes of Section 9.08, “Loan Documents” shall mean this Agreement, the Guarantee Agreements and the Security Documents.

“Loan Parties” shall mean the Borrower and the Guarantors.

“London Business Days” shall mean any day other than a Saturday, Sunday or any day on which banks in London, England are authorized or required by law to close.

“Market Disruption Event” shall have the meaning ascribed to such term in Section 2.16(b)(iii).

“Material Adverse Effect” shall mean (a) a materially adverse effect on the business, assets, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (b) material impairment of the ability of the Borrower or any other Loan Party to perform any of its obligations under any Loan Document to which it is or will be a party or (c) material impairment of the rights of or benefits available to the Finance Parties under any Loan Document.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Credits), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and the Subsidiaries in an aggregate principal amount exceeding AUD$10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Maturity Date” shall mean December 10, 2015.

“MEC group” shall have the meaning given to it in the Tax Act 1997.

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor thereto which is a nationally recognized statistical rating organization in the United States or Australia.

“NAB Lender” shall mean National Australia Bank Limited or such successor lender under the NAB Bilateral Agreement so long as such lender is a Lender hereunder.

“NAB Bilateral Agreement” shall mean that certain AUD$30,000,000 Facility Agreement dated on or about the date hereof between the Borrower and the NAB Lender.

“NAB Bilateral Obligations” shall mean all the liabilities and obligations of the Borrower to the NAB Lender under or by reason of the NAB Bilateral Agreement, and includes any liabilities or obligations which are liquidated or unliquidated, are present, prospective or contingent, are in existence before or come into existence on or after the date of this Agreement or relate to the payment of money or the performance or omission of any act; provided that, the aggregate principal amount of Indebtedness included for purposes of determining NAB Bilateral Obligations under this Agreement or any other Loan Document shall not exceed AUD$30,000,000.

“Obligations” shall mean all the liabilities and obligations of any Loan Party to any Finance Party under or by reason of any Loan Document, and includes any liabilities or obligations which are liquidated or unliquidated, are present, prospective or contingent, are in existence before or come into existence on or after the date of this Agreement or relate to the payment of money or the performance or omission of any act, and irrespective of whether any Loan Party is liable or obligated solely, jointly or jointly and severally with another person, the circumstances in which any Finance Party comes to be owed each liability or obligation, including any assignment of any liability or obligation or the capacity in which any Loan Party and Finance Party comes to owe or to be owed that liability or obligation.

“Offshore Associate” shall mean an Associate:

(a) which is a non-resident of Australia and does not become a Lender or receive a payment in carrying on a business in Australia at or through a permanent establishment of the Associate in Australia; or

(b) which is a resident of Australia and which becomes a Lender or receives a payment in carrying on a business in a country outside Australia at or through a permanent establishment of the Associate in that country; and

which does not become a Lender and receive payment in the capacity of a clearing house, custodian, funds manager or responsible entity of a registered scheme (with each such term having the meaning given for the purposes of section 128F of the Tax Act).

“Original Financial Statements” means the audited consolidated Financial Statements of the Group for the financial year ended 31 December 2011.

“Parent” shall mean Oil States International, Inc.

“Parent Guarantee Agreement” shall mean the U.S. Parent Guarantee Agreement in the form attached as Exhibit D.

“Participant” has the meaning assigned to such term in Section 9.04(d).

“Permitted Acquisition” shall have the meaning assigned to such term in Section 6.04(i).

“Permitted Investments” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, United States of America, Canada, the United Kingdom, Australia or any other country that is a signatory to the Convention on the Organization for Economic Co-operation and Development (or by any agency, state, province or territory thereof to the extent such obligations are backed by the full faith and credit of such country or applicable state, province or territory), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market and other deposit accounts issued or offered by, any domestic office of any Lender or any commercial bank organized under the laws of the United States of America, Canada, the United Kingdom or Australia or any state, province of territory thereof, that has a combined capital and surplus and undivided profits of not less than U.S.$500,000,000 (or, in the case of any bank that is a Lender, U.S.$200,000,000); and

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Platform” shall have the meaning assigned to such term in Section 5.04.

“Potential Defaulting Lender” shall mean, at any time, a Lender that has, or whose parent company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency in the United States or Australia. Any determination that a Lender is a Potential Defaulting Lender will be made by the US Agent in its sole discretion acting in good faith.

“PPS Act” shall mean the Personal Property Securities Act 2009 (Commonwealth of Australia).

“PPS Property” shall mean all present and after-acquired property in relation to which a Loan Party can be the grantor of a Security Interest under the PPS Act, whether or not that Loan Party has title to the property, including all PPS retention of title property (as defined in 51F of the Corporations Act).

“PPS Register” shall mean “register” as defined in the PPS Act.

“PPS Law” shall mean: (a) the PPS Act; and (b) the Personal Property Securities Regulations 2010 (Cth) and any regulations made at any time under the PPS Act.

“Protected Party” shall mean any Finance Party which is or will be, for or on account of Tax, subject to any liability or required to make any payment in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Loan Document.

“PTI Australia 1” shall mean PTI Holding Company 1 Pty Ltd ACN 146 700 441, a proprietary company incorporated in Australia.

“PTI Australia 2” shall mean PTI Holding Company 2 Pty Ltd ACN 146 700 487, a proprietary company incorporated in Australia.

“PTI Tax Group” shall mean the Consolidated Group or the MEC group of which the Borrower is a member.

“Quotation Day” shall mean, in relation to any period for which an interest rate is to be determined where the currency is Australian Dollars, the first day of that period.

“Ratio Date” means each 31 March, 30 June, 30 September and 31 December of each calendar year, with the first such date being 30 September 2012.

“Reference Banks” means Australia and New Zealand Banking Group Limited (ACN 005 357 522), Commonwealth Bank of Australia (ACN 123 123 124), Westpac Banking Corporation (ACN 007 457 141) and National Australia Bank Limited (ACN 004 044 937), or such other banks as may be selected by the Australian Agent in consultation with the Borrower.

“Register” shall have the meaning assigned to such term in Section 9.04(c).

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective partners, directors, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Required Lenders” shall mean, at any time, Lenders having Revolving Commitments representing at least a majority (i.e. greater than 50%) of the sum of the aggregate amount of the Revolving Commitments of all Lenders at such time, or if the Revolving Commitments under this Agreement have been terminated or otherwise reduced to zero, Lenders having Revolving Commitments representing at least a majority of the sum of the aggregate amount of the Revolving Commitments of all Lenders immediately prior to such termination or reduction; provided, however, that if any Lender shall be a Defaulting Lender at such time, then the Revolving Commitments of such Defaulting Lender shall be excluded from the determination of Required Lenders.

“Responsible Officer” of any person shall mean any director, executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement or any other Loan Document.

“Restricted Indebtedness” shall mean Subordinated Indebtedness of the Borrower or any Subsidiary, the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.09(b).

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Subsidiary.

“Revolving Borrowing” shall mean the borrowing of Revolving Loans.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to (a) make Revolving Loans hereunder, (b) purchase participations in the Aggregate Credit Exposure, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Commitment”, or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be (i) reduced from time to time pursuant to Section 2.09 and (ii) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The aggregate amount of the Revolving Commitments as of the Effective Date is AUD$300,000,000.

“Revolving Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Revolving Exposure” shall mean, with respect to any Lender at any time, the sum of (i) the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus (ii) such Lender’s participation in the Aggregate Credit Exposure plus (iii) such Lender’s participation in the aggregate principal amount of outstanding Swing Line Loans.

“Revolving Loan” shall mean a loan made by a Lender pursuant to Section 2.01.

“Revolving Percentage” of any Lender at any time, subject to any adjustment as provided in Section 2.24(c), the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment; provided that if the Revolving Commitments have terminated, the Revolving Percentages of the Lenders shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Sanctions Laws and Regulations” means (a) any sanctions, prohibitions or requirements imposed by any executive order (an “Executive Order”) or by any sanctions program administered by the U.S. Department of the Treasury Office of Foreign Assets Control (“OFAC”); and (b) any sanctions measures imposed by the United Nations Security Council, European Union, the United Kingdom or Australia.

“Secured Obligations” means (a) Obligations, (b) Banking Services Obligations, (c) Hedging Obligations, and (d) NAB Bilateral Obligations.

“Secured Party” means (a) any Finance Party, (b) any Lender and Affiliate of any Lender who are owed Hedging Obligations (and any Person who was, at the time the applicable Hedging Agreement was entered into, a Lender or an Affiliate of a Lender), (c) any Lender or any Affiliate of a Lender who are owed Banking Services Obligations, or (d) the NAB Lender under the NAB Bilateral Agreement.

“Security Agreement” shall mean the Security Agreement dated on or about the date of this Agreement, among the Borrower, the Subsidiaries party thereto and the Security Trustee for the benefit of the Secured Parties.

“Security Documents” shall mean the Security Agreement and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.09 or any other provision of this Agreement.

“Security Interest” shall mean a mortgage, deed of trust, charge, pledge, lien, hypothec, encumbrance, security interest, preferential right, trust arrangement, contractual right of set-off or any other security agreement or arrangement in favour of any person, including the interest of a vendor or a lessor under any conditional sale agreement, capital or finance lease or title retention agreement, but excluding any transfer of an “account” or “chattel paper”, any “commercial consignment” or any “PPS lease” which, in any case, does not secure the payment of money or performance of obligations. The words in inverted commas have the same meaning in this definition as in the PPS Act.

“Security Trust Deed” means the deed poll entitled “Security Trust Deed” dated on or about the date of this Agreement by the Security Trustee.

“Security Trustee” shall mean the person referred to as such in the Preamble to this Agreement or any person from time to time acting as in the capacity of “Security Trustee” under this Agreement.

“Solvent” shall mean, with respect to any person, (a) as to the Parent or to any other Loan Party incorporated in the United States of America, the fair value of the assets of such person exceeds its debts and liabilities, contingent or otherwise; (b) as to the Parent or to any other Loan Party incorporated in the United States of America, the present fair saleable value of the property of such person are greater than the amount that will be required to pay the probable liability associated with its debts and other liabilities, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) as to each Loan Party, such person is able to pay its debts and liabilities, contingent or otherwise, as such debts and liabilities become absolute and matured or due; and (d) as to the Parent, such person does not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

“S&P” shall mean Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., or any successor thereof which is a nationally recognized statistical rating organization in the United States and Australia.

“SPC” shall have the meaning assigned to such term in Section 9.04(g).

“Subordinated Indebtedness” shall mean Indebtedness of a Loan Party that is subordinated to the prior payment in full of the Obligations on terms reasonably satisfactory to the US Agent.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power are, at the time any determination is being made, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, “Subsidiary” means a subsidiary of the Borrower.

“Subsidiary Guarantee Agreement” shall mean the Subsidiary Guarantee Agreement, substantially in the form of Exhibit E, between the Subsidiary Guarantors and the Security Trustee for the benefit of the Secured Parties.

“Subsidiary Guarantor” shall mean each Subsidiary of the Borrower listed on Schedule 1.01, and each other Wholly Owned Subsidiary that is or becomes a party to the Subsidiary Guarantee Agreement.

“Swing Line Borrowing” shall mean a borrowing of a Swing Line Loan pursuant to Section 2.23(a).

“Swing Line Lender” shall mean (i) with respect to the Swing Line Sublimit, JPMCB in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.23(c), the Lenders.

“Swing Line Loan” has the meaning assigned to such term in Section 2.23(a).

“Swing Line Payment Date” shall mean the earlier to occur of (a) three (3) Business Days after demand is made by the Swing Line Lender if no Default or Event of Default exists, and otherwise upon demand by the Swing Line Lender and (b) the Maturity Date.

“Swing Line Sublimit” shall mean AUD$10,000,000. The Swing Line Sublimit is part of, and not in addition to, the Revolving Commitments.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which the Borrower or any Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a person other than the Borrower or any Subsidiary of any Equity Interest or Restricted

Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of the Borrower or the Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Tax” shall mean any and all present or future tax, levy, impost, duty, deduction, assessment, charge, liability or withholding imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Act” shall mean the Income Tax Assessment Act 1936 (Commonwealth of Australia)

“Tax Act 1997” shall mean the Income Tax Assessment Act 1997 (Commonwealth of Australia).

“Tax Credit” shall mean a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” shall mean a deduction or withholding for or on account of Tax from a payment under a Loan Document.

“Tax Payment” shall mean a payment made by the Borrower to any Finance Party under Section 2.20(a) (Tax Gross-up) or a payment under Section 2.20(b) (Tax Indemnity).

“Termination Date” shall mean the earlier of the Maturity Date and the termination of the Revolving Commitment of such Lender in accordance with the terms hereof.

“TFA” shall mean (i) the agreement entitled “PTI Group Tax Funding Agreement” dated 19 April 2011 between members of PTI Tax Group, and (ii) any amendment, restatement or replacement of such tax funding agreement, as not restricted by this Agreement.

“Total Debt” shall mean, at any time, the Indebtedness of the Borrower and its Subsidiaries at such time (excluding Indebtedness of the type described in clause (i) of the definition of such term, except to the extent of any unreimbursed drawings thereunder).

“Third Party Leases” shall mean (a) leasehold property or interest of a Loan Party of land as to which an Affiliate Australian Land Company is not the registered proprietor of such land and (b) leasehold property or interest of an Affiliate Australian Land Company of land as to which a Loan Party also has rights through a sublease, license or other agreement with such Affiliate Australian Land Company.

“Total Revolving Commitment” shall mean, at any time, the aggregate amount of the Revolving Commitments, as in effect at such time.

“Transactions” shall mean, collectively, (a) the entering by the Loan Parties into Loan Documents to which they are to be a party and (b) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“TSA” shall mean (i) the agreement entitled “PTI Group Tax Sharing Agreement” dated 19 April 2011 between the members of PTI Tax Group, and (ii) any amendment, restatement or replacement of such tax sharing agreement, as not restricted by this Agreement.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include LIBOR and BBSY.

“US Agent” shall mean the person referred to as such in the Preamble to this Agreement or any person from time to time acting as in the capacity of “US Agent” under this Agreement.

“U.S. Dollar Equivalent” shall mean, on any date of determination, with respect to any amount in Australian Dollars, the equivalent in U.S. Dollars of such amount, using the Exchange Rate in effect.

“U.S. Dollars”, “U.S.$” or “$” shall mean lawful money of the United States of America.

“USD Revolving Loans” shall mean Revolving Loans denominated in U.S. Dollars.

“USD Swing Line Loans” shall mean Swing Line Loans denominated in U.S. Dollars.

“U.S. Parent Credit Agreement” shall mean certain Amended and Restated Credit Agreement dated as of December 10, 2010, among Parent, PTI Group Inc. and PTI Premium Camp Services Ltd., as borrowers, the lenders party thereto, Wells Fargo Bank, N.A., as administrative agent and U.S. collateral agent and Royal Bank of Canada, as Canadian administrative agent and Canadian collateral agent, as heretofore and hereafter amended, supplemented or otherwise modified from time to time.

“Utilization” shall have the meaning assigned to such term in Section 4.01.

“Wholly Owned Subsidiary” of any person shall mean (a) any subsidiary of such person of which securities or other ownership interests representing 100% of the equity or 100% of the ordinary voting power are, at the time any determination is being made, owned, controlled or held by such person or one or more wholly owned subsidiaries of such person or by such person and one or more wholly owned subsidiaries of such person or (b) any subsidiary that is organized in a foreign jurisdiction and is required by the applicable laws and regulations of such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction, provided that such person, directly or indirectly, owns the remaining Equity Interests in such subsidiary and, by contract or otherwise, controls the management and business of such subsidiary and derives economic benefits of ownership of such subsidiary to substantially the same extent as if such subsidiary were a wholly owned subsidiary.

SECTION 1.02 Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Australian Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Australian Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower’ compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.

SECTION 1.03 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “USD Revolving Loan”), and Borrowings also may be classified and referred to by Type (e.g., a “USD Revolving Borrowing”).

ARTICLE II

The Credits

SECTION 2.01 Revolving Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth:

(a) each Lender agrees, severally and not jointly, to make Revolving Loans to the Borrower, at any time and from time to time on or after the Effective Date, and until the Termination Date, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment;

(b) the Swing Line Lender agrees to make Swing Line Loans to the Borrower in accordance with Section 2.23; and

(c) within the limits set forth in the preceding clause (a) of this Section 2.01 and subject to the terms, conditions and limitations set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02 Loans. (a) Each Revolving Borrowing shall consist of Revolving Loans made by the Lenders ratably in accordance with their Revolving Percentages; provided, however, that the failure of any Lender to make any Revolving Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Revolving Borrowings deemed made pursuant to Section 2.02(g), each Revolving Borrowing shall be in an aggregate principal amount that is (i) in the case of an AUD Revolving Borrowing, an integral multiple of AUD$1,000,000 and in a minimum amount of AUD$3,000,000 or equal to the remaining available balance of the Total Revolving Commitment, (ii) in the case of a USD Revolving Borrowing, an integral multiple of U.S.$1,000,000 and in a minimum amount of U.S.$5,000,000 or equal to the U.S. Dollar Equivalent of the remaining available balance of the Total Revolving Commitment.

(b) Subject to Sections 2.08 and 2.14, (i) each Revolving Borrowing shall be denominated in U.S. Dollars or in Australian Dollars as the Borrower may request pursuant to Section 2.03. Each Lender may at its option make any USD Revolving Loan or AUD Revolving Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement or cause the Borrower to incur any cost under Section 2.20 that would not have been incurred but for the exercise of such option. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than (x) ten USD Revolving Borrowings outstanding hereunder at any time, (y) ten AUD Revolving Borrowings outstanding hereunder at any time or (z) four AUD Revolving Borrowings being made in any calendar month. For purposes of the foregoing, Revolving Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Revolving Borrowings.

(c) Except with respect to Loans made pursuant to Section 2.02(g), each Lender making Loans to the Borrower shall make each such Loan to be made by it hereunder for value on the proposed date thereof in immediately available funds to such account as the Australian Agent may designate not later than 12:00 noon (Sydney Time) and the Australian Agent shall promptly credit the amounts so received to an account designated by the Borrower in the applicable Borrowing Request.

(d) Unless the Australian Agent shall have received notice from a Lender prior to the time of any Borrowing that such Lender will not make available to the Australian Agent such Lender’s Revolving Percentage of such Borrowing, the Australian Agent may assume that such Lender has made such portion available to the Australian Agent on the date of such Borrowing in accordance with paragraph (c) above and the Australian Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Australian Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Australian Agent, such Lender and the Borrower severally agree to repay to the Australian Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Australian Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable to such Borrowing, and (ii) in the case of such Lender, the rate determined by the Australian Agent to reflect its cost of funds. If the Borrower and such Lender shall pay such interest to the Australian Agent for the same or an overlapping period, the Australian Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender shall repay to the Australian Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement; provided, however, that the foregoing does not constitute a waiver by the Borrower of any claim for damages permitted hereunder and attributable to such Lender. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Australian Agent.

(e) Unless the Australian Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Australian Agent for the account of the Lenders, the Issuing Bank or the Swing Line Lender hereunder that the Borrower will not make such payment, the Australian Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the Issuing Bank or the Swing Line Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, the Issuing Bank or the Swing Line Lender, as the case may be, severally agrees to repay to the Australian Agent forthwith on demand the amount so distributed to such Lender, the Issuing Bank or the Swing Line Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Australian Agent, at the rate determined by the Australian Agent to reflect its cost of funds. Nothing in this provision affects the liabilities owed by the Borrower to any person under this Agreement.

(f) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(g) If the Issuing Bank shall not have received from the Borrower the payment required to be made by Section 2.22(e) within the time specified in such Section, the Issuing Bank will promptly notify the Australian Agent of such Credit Disbursement and the Australian Agent will promptly notify each Lender of such Credit Disbursement, the relevant currency in which made and its payment obligation in respect thereof. Each such Lender shall pay in immediately available funds to the Australian Agent not later than 2:00 p.m. (Sydney Time) on third business day after such Lender has received such notice, an amount equal to such Lender’s notified payment amount in the same currency as such Credit Disbursement (it being understood that (i) such amount if in Australian Dollars shall be deemed to constitute an AUD Revolving Loan of such Lender with an Interest Period of one month commencing on the date such funds are due to the Australian Agent, (ii) such amount if in U.S. Dollars shall be deemed to constitute a USD Revolving Loan with an Interest Period of one month commencing on the date such funds are due to the Australian Agent, and (iii) such payment shall be deemed to have reduced the Aggregate Credit Exposure), and the Australian Agent will promptly pay to the Issuing Bank amounts so received by it from such Lenders. The Australian Agent will promptly pay to the Issuing Bank any amounts received by it from the Borrower pursuant to Section 2.22(e) prior to the time that any Lender makes any payment pursuant to this paragraph (g); any such amounts received by the Australian Agent thereafter will be promptly remitted by the Australian Agent to the Lenders that shall have made such payments and to the Issuing Bank, as their interests may appear. Notwithstanding the fact that the payment required to be made by a Lender pursuant to this paragraph (g) is not due until the third business day after notice, each Lender and the Borrower severally agree to pay interest on the amount of Credit Disbursement made, for each day from and including the date such Credit Disbursement is made to but excluding the date such amount is paid, to the Australian Agent for the account of the Issuing Bank at (i) in the case of the Borrower, a rate per annum equal to the default rate pursuant to Section 2.07 (assuming that such amount due is a Loan in the relevant currency with an Interest Period of one month commencing on the third Business Day after such Credit Disbursement is made), and (ii) in the case of such Lender, at the rate determined by the Issuing Bank to reflect its cost of funds; provided, however, that (A) the foregoing does not constitute a waiver by the Borrower of any claim for damages permitted hereunder and attributable to such Lender and (B) the foregoing interest provided to be paid by the Lenders shall not be due to the extent and for the period the Borrower has paid the interest required under the preceding clause (i).

SECTION 2.03 Borrowing Procedure. (a) In order to request a Borrowing (other than a deemed Borrowing pursuant to Section 2.02(g) or a Swing Line Borrowing as to which this Section 2.03 shall not apply), the Borrower shall hand deliver, fax or send by electronic communication (e-mail) (or by telephone notice promptly confirmed by a written, fax or electronic communication (e-mail)) to the Australian Agent a duly completed Borrowing Request not later than 11:00 a.m. (Sydney Time) three Business Days before the proposed Borrowing. Each such Borrowing Request shall be irrevocable, shall be signed by or on behalf of a Responsible Officer of the Borrower and shall specify the following information: (i) whether the Borrowing being requested is to be a USD Revolving Borrowing or an AUD Revolving Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed (which shall be an account that complies with the requirements of Section 2.02(c)); (iv) the amount of such Borrowing; and (v) the Interest Period; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Revolving Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an AUD Revolving Borrowing. If no Interest Period is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Australian Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.04 Evidence of Debt; Repayment of Loans.

(a) The Borrower hereby unconditionally promises to pay to the Australian Agent for the account of each Lender holding Revolving Loans the then unpaid principal amount of each such Revolving Loan of such Lender in the same currency as such Loan on the Maturity Date.

(b) The Borrower shall repay each Swing Line Loan in the same currency as such Loan on the Swing Line Payment Date.

(c) Each Loan shall bear interest from and including the date made on the outstanding principal balance thereof as set forth in Section 2.06.

(d) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid such Lender from time to time under this Agreement, and the purchases and sales by such Lender of participations in Credits and Swing Line Loans.

(e) The Australian Agent shall maintain accounts in which they will record (i) the amount of each Loan made hereunder, the Type and currency thereof and the Interest Period applicable thereto, (ii) the amount of outstanding Credits and the Aggregate Credit Exposure, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Australian Agent hereunder from the Borrower or any Guarantor and each Lender’s share thereof.

(f) The entries made in the accounts maintained pursuant to paragraphs (d) and (e) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Australian Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(g) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note or promissory notes payable to such Lender and in a form and substance reasonably acceptable to the US Agent and the Borrower; provided that such promissory notes may not be transferable. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein.

SECTION 2.05 Fees. (a) The Borrower agrees to pay to each Lender, through the Australian Agent, on the last Business Day of March, June, September and December in each year, a commitment fee (the “Revolving Commitment Fee”) equal to the Applicable Percentage on the daily unused amount of that Lender’s Revolving Commitment during the quarter ending prior to (and not on such) last Business Day. The Revolving Commitment Fee shall be computed on the basis of the actual number of days elapsed in a year of 365 days. The Revolving Commitment Fee due to each Lender shall commence to accrue on the date hereof and shall cease to accrue on the date on which the applicable Revolving Commitment of such Lender shall expire or be terminated as provided herein. For the avoidance of doubt, the outstanding principal amount of Swing Line Loans shall not be deducted from the Revolving Commitments when calculating the commitment fee under this Section 2.05(a).

(b) The Borrower agrees to pay to each Agent and the Lead Arranger, for its own account, the administration, agency, security trustee, arrangement and other fees separately agreed to from time to time by the Borrower and such Agent or the Lead Arranger, including, without limitation, the fees (and expenses) set forth in the Fee Letter.

(c) The Borrower agrees to pay to each Lender, through the Australian Agent, on the last Business Day of March, June, September and December of each year, commencing with the first such date to occur after the Effective Date, and on the date on which the Revolving Commitment of such Lender shall be terminated as provided herein, a fee (the “Credit Participation Fee”) calculated on such Lender’s participation in the daily Aggregate Credit Exposure (in each case determined in accordance with this Agreement and excluding the portion thereof attributable to unreimbursed Credit Disbursements) during the preceding quarter (or shorter period commencing with the Effective Date or ending with the Maturity Date or the date on which all Credits have been canceled or have expired and the Revolving Commitments of all Lenders shall have been terminated) at a rate equal to the Applicable Percentage from time to time used to determine the interest rate on Revolving Borrowings comprised of USD Revolving Loans pursuant to Section 2.06. The Borrower agrees to pay to the Issuing Bank with respect to each Credit, (A) a fronting fee for such Credit equal to the greater of (1) AUD$600 and (2) 0.125% of the initial stated amount (or Australian Dollar Equivalent thereof) of such Credit (or, with respect to any subsequent increase to the stated amount of any such Credit, such increase in the stated amount, and with respect to any extension of such Credit, the stated amount (or Australian Dollar Equivalent thereof) as of the extension date thereof), such fee to be payable on the date of issuance, increase or extension of such Credit, and (B) issuance, payment, amendment and transfer fees specified from time to time by the Issuing Bank (collectively, the “Issuing Bank Fees”). All Credit Participation Fees and, unless otherwise agreed by the Issuing Bank affected thereby, Issuing Bank Fees, shall be computed on the basis of the actual number of days elapsed in a year of 365 days.

(d) All Fees shall be paid on the dates due, in immediately available funds in Australian Dollars, to the Australian Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the Issuing Bank. Once paid, absent manifest error, none of the Fees shall be refundable under any circumstances.

SECTION 2.06 Interest on Loans.

(a) Subject to the provisions of Section 9.09, the AUD Revolving Loans comprising each AUD Revolving Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 days and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to BBSY plus the Applicable Percentage in respect of AUD Revolving Loans in effect from time to time.

(b) Subject to the provisions of Section 9.09, the USD Revolving Loans comprising each USD Revolving Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to LIBOR for the Interest Period in effect for such Borrowing plus the Applicable Percentage in respect of USD Revolving Loans in effect from time to time.

(c) Subject to the provisions of Section 9.09, each Swing Line Loan shall bear interest at the Cost of Funds Rate.

(d) Interest on each Loan shall be payable to the Australian Agent on the Interest Payment Dates applicable to such Loan in the same currency as such Loan. The applicable BBSY and LIBOR shall be determined by the Australian Agent, and such determination shall be conclusive absent manifest error.

(e) The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

SECTION 2.07 Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, by acceleration or otherwise, or under any other Loan Document, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment) (a) in the case of overdue principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum (subject to Section 9.09) and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 days) equal to the rate that would be applicable to an AUD Revolving Loan with an Interest Period of one month commencing on the date such amount became overdue plus 2.00% (subject to Section 9.09).

SECTION 2.08 [Reserved.].

SECTION 2.09 Termination and Reduction of Revolving Commitments

(a) The Revolving Commitments shall automatically terminate on the Maturity Date.

(b) Upon at least three Business Days’ prior irrevocable written, fax or electronic communication (e-mail) (or by telephone notice promptly confirmed by a written, fax or electronic communication (e-mail)) notice to the Australian Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the unused Revolving Commitments; provided, however, that each partial reduction of the unused Revolving Commitments shall be in an integral multiple of AUD$1,000,000.

(c) Each reduction in the Revolving Commitments hereunder shall be made ratably among the Lenders in accordance with their respective Revolving Percentages. The Borrower shall pay to the Australian Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Revolving Commitment Fee on the amount of the Revolving Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

SECTION 2.10 Conversion and Continuation of Revolving Borrowings.

(a) [Reserved].

(b) The Borrower shall have the right at any time upon prior irrevocable notice to the Australian Agent (i) not later than 11:00 a.m. (Sydney Time) three Business Days prior to the last day of the applicable Interest Period, to continue any USD Revolving Borrowing for an additional Interest Period and (iii) not later than 11:00 a.m. (Sydney Time) three Business Days prior to the last day of the applicable Interest Period, to convert the Interest Period with respect to any USD Revolving Borrowing to another permissible Interest Period.

(c) Each conversion or continuation described in this Section 2.10 shall be subject to the following:

(i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the USD Revolving Loans comprising the converted or continued USD Revolving Borrowing;

(ii) if less than all the outstanding principal amount of any USD Revolving Borrowing shall be converted or continued, then each resulting USD Revolving Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b), regarding the principal amount and maximum number of USD Revolving Borrowings of the relevant Type;

(iii) each conversion shall be effected by each Lender and the Australian Agent by recording for the account of such Lender the new Interest Period for such USD Revolving Borrowing resulting from such conversion; accrued interest on any USD Revolving Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

(iv) any portion of a USD Revolving Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a USD Revolving Borrowing and must be repaid and the end of the applicable Interest Period;

(v) upon notice to the Borrower from the Australian Agent given at the request of the Required Lenders after the occurrence and during the continuance of a Default or Event of Default, no outstanding Revolving Loan may be converted into a USD Revolving Borrowing with another permissible Interest Period, or continued as, a USD Revolving Loan and must be repaid and the end of the applicable Interest Period; and

(vi) notwithstanding anything to the contrary herein, (A) a Swing Line Loan may not be converted to a Revolving Loan or Revolving Borrowing, (B) a USD Revolving Borrowing may not be converted in whole or in part into a AUD Revolving Borrowing, and (C) a AUD Revolving Borrowing may not be converted in whole or in part into a USD Revolving Borrowing.

Each notice pursuant to this Section 2.10 shall be irrevocable, shall be hand delivered, faxed or sent by electronic communication (e-mail) (or by telephone notice promptly confirmed by a written, fax or electronic communication (e-mail)) and shall refer to this Agreement and specify the identity and amount of the Borrowing that the Borrower requests be continued, and the Interest Period with respect to such Borrowing. If no Interest Period is specified in any such notice with respect to any continuation of a USD Revolving Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Australian Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any continued Borrowing. If the Borrower shall not have given notice in accordance with this Section 2.10 to continue any USD Revolving Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued as a USD Revolving Borrowing and the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

SECTION 2.11 Optional Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon written, fax or electronic communication (e-mail) (or by telephone notice promptly confirmed by written, fax or electronic communication (e-mail)) delivered to the Australian Agent by 11:00 a.m. (Sydney Time) at least three Business Days prior to the date designated for such prepayment, in the case of any prepayment of a USD Revolving Borrowing or an AUD Revolving Borrowing; provided, however, that each partial prepayment shall be in an amount that is a minimum amount of U.S.$5,000,000 or an integral multiple of U.S.$1,000,000 in excess thereof (or AUD$3,000,000 and AUD$1,000,000 respectively, in the case of Borrowings denominated in Australian Dollars). The Australian Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.11 and of each Lender’s portion of such prepayment.

(b) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Australian Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Australian Agent not later than 11:00 a.m. (Sydney Time) on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of AUD$100,000.

(c) Each notice of prepayment shall specify (i) the amount to be prepaid, (ii) the prepayment date and (iii) the Type of Loans to be prepaid and shall commit the Borrower to prepay such obligations by the amount specified therein on the date specified therein. All prepayments pursuant to this Section 2.11 shall be subject to Section 2.15, but shall otherwise be without premium or penalty.

SECTION 2.12 Mandatory Prepayments. In the event of any termination of all the Revolving Commitments, the Borrower shall, on the date of such termination, repay or prepay all the outstanding Revolving Loans and repay or replace all outstanding Credits and/or deposit an amount equal to the Aggregate Credit Exposure, in cash in a cash collateral account established with the Security Trustee (or its nominee) for the benefit of the Secured Parties. In the event of any partial reduction of the Revolving Commitments, then (i) at or prior to the effective date of such reduction, the Australian Agent shall notify the Borrower and the Lenders of the aggregate Revolving Exposure, and (ii) if the aggregate Revolving Exposure would exceed the Total Revolving Commitment, after giving effect to such reduction, then the Borrower shall, on the date of such reduction, first repay or prepay Revolving Borrowings and, second replace or cash collateralize outstanding Credits in an amount sufficient to eliminate such excess.

SECTION 2.13 Increased Costs; Capital Requirements. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended or participated in by any Lender, or Issuing Bank, (ii) subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Credit, any participation in a Credit or Swing Line Loan, or any USD Revolving Loan or AUD Revolving Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Taxes covered by the Borrower under Section 2.20 and the imposition of, or any change in the rate of, any Tax otherwise payable by such Lender or the Issuing Bank(including any Taxes that would have been covered under Section 2.20 but for one of the exclusions in Section 2.20(b)(ii)); or (iii) impose on any Lender or Issuing Bank or any relevant interbank market, any other condition, cost or expense affecting this Agreement or USD Revolving Loans or AUD Revolving Loans made by such Lender or any Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or Issuing Bank of making or maintaining any USD Revolving Loan or AUD Revolving Loan (or of maintaining its obligation to make any such Loan) or increase the cost to any Lender or Issuing Bank of issuing or maintaining any Credit (as relevant) or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), in each case, by an amount deemed by such Lender or Issuing Bank (acting reasonably) to be material, then, the Borrower will pay to such Lender or Issuing Bank, as the case may be, upon demand in accordance with paragraph (c) below such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank (acting reasonably) shall have determined that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Revolving Commitments of such Lender or the Loans made by, or participations in Credits or Swing Line Loans held by, such Lender pursuant hereto, the Credits issued by the Issuing Bank pursuant hereto, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy) by an amount deemed by such Lender or Issuing Bank (acting reasonably) to be material, then from time to time in accordance with paragraph (c) below the Borrower shall pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender or Issuing Bank under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender or Issuing Bank knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120 day period. The protection of this Section shall be available to each Lender and Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

SECTION 2.14 Change in Legality. (a) If it becomes unlawful or impossible as a result of a Change in Law for a Lender to perform any of its obligations as contemplated by the Loan Documents or to fund or maintain its participation in any Loan or Credit:

(b) that Lender shall promptly notify the Australian Agent upon becoming aware of that event;

(c) upon the Australian Agent notifying the Borrower, the Revolving Commitment of that Lender will be immediately cancelled; and

(d) the Borrower shall repay that Lender’s participation in each Revolving Loan and Credit on the thirtieth day after the Australian Agent has notified the Borrower (or, in the case of any Revolving Loan, the last day of its Interest Period); or if earlier, the date specified by the Lender in the notice delivered to the Australian Agent (being no earlier than the last day of any applicable grace period permitted by law).

SECTION 2.15 Breakage Costs. The Borrower hereby indemnifies each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Revolving Loan prior to the end of the Interest Period in effect therefor, including, without limitation, as a result of any prepayment, the acceleration of the maturity of the Obligations or for any other reason, (ii) the conversion of the Interest Period with respect to any Revolving Loan other than on the last day of the Interest Period in effect therefor, (iii) any Revolving Loan to be made by such Lender not being made after notice of such Loan shall have been given (or deemed given) by the Borrower hereunder (or by the Australian Agent hereunder) or (iv) other than with respect to any Defaulting Lender, any assignment of a Revolving Loan is made other than on the last day of the Interest Period for such Loan as a result of a request by the Borrower pursuant to Section 2.21 (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Revolving Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.15 shall be delivered to the Borrower and the Australian Agent and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

SECTION 2.16 Market Disruption.

(a) Absence of Quotations. Subject to Section 2.16(b) (Market disruption), if BBSY is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 10:30 a.m. on the Quotation Day, the applicable BBSY shall be determined on the basis of the quotations of the remaining Reference Banks.

(b) Market Disruption.

(i) If the Australian Agent determines that a Market Disruption Event (defined below) occurs in relation to a Revolving Borrowing for any Interest Period, then it shall promptly notify the Borrower and the Lenders, and the rate of interest on each Affected Lender’s (defined below) share in that Revolving Borrowing for the Interest Period shall be the rate per annum which is the sum of:

(A) the Applicable Percentage, and

(B) the rate notified to the Australian Agent by that Affected Lender as soon as practicable and in any event no later than the Business Day before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Affected Lender of funding its share in that Revolving Borrowing from whatever source or sources it may reasonably select.

(ii) Each Lender shall determine the rate notified by it under Section 2.16(b)(i)(B) above in good faith. The rate so notified and any notification under Section 2.16(b)(iii) below, will be conclusive and binding on the parties in the absence of manifest error.

(iii) In this Agreement “Market Disruption Event” means:

(A) in the case of AUD Revolving Borrowing, at or about noon (Sydney Time) on the Quotation Day for the relevant Interest Period the rate referred to in paragraph (a) of the definition of “BBSY” in Section 1.01 is not available and none or only one of the Reference Banks supplies a rate to the Australian Agent to determine BBSY for the relevant period (in which case each Lender participating in the AUD Revolving Borrowing will be an “Affected Lender”);

(B) in the case of USD Revolving Borrowing, at or about noon (London Time) two London Business Days prior to the first day of the relevant Interest Period, the Australian Agent is unable to determine LIBOR for such USD Revolving Borrowing (in which case each Lender participating in the USD Revolving Borrowing will be an “Affected Lender”);

(C) in the case of AUD Revolving Borrowing, before 5pm (Sydney Time) on the Business Day after the Quotation Day for the relevant Interest Period, the Australian Agent receives notifications from a Lender or Lenders that will hold in aggregate more than 40% of the AUD Revolving Borrowing, that as a result of market circumstances not limited to it the cost to it of funding its participation in such Revolving Borrowing is or would be in excess of BBSY (in which case an “Affected Lender” will be each Lender which gives such a notification); or

(D) in the case of USD Revolving Borrowing, before 5pm (Sydney Time) on the first Business Day of the relevant Interest Period, the Australian Agent receives notifications from a Lender or Lenders that will hold in aggregate more than 40% of the relevant USD Revolving Borrowing, that as a result of market circumstances not limited to it:

(I)	the cost to it on the day which is two London Business Days prior to the first day of the relevant Interest Period of obtaining matching deposits in the London interbank market expressed as a rate percent per annum is or would be in excess of Base LIBOR; or

(II)	it is unable to obtain matching deposits in the London interbank market,

(in which case an “Affected Lender” will be a Lender which gives such a notification).

(c) Alternative Basis of Interest or Funding.

(i) If a Market Disruption Event occurs and the Australian Agent or the Borrower so requires, the Australian Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest for the Revolving Loans.

(ii) Any alternative basis agreed pursuant to clause (i) above shall only apply, with the prior consent of all the Lenders and the Borrower, and then shall be binding on all parties.

(iii) The Australian Agent shall promptly inform the Borrower and each Lender of any alternative basis agreed under this clause (iii).

(d) The Australian Agent’s role and Confidentiality.

(i) The Australian Agent shall promptly notify the Borrower:

(A) on request any rate, or other information notified or specified by a Lender under this Section 2.16; and

(B) if there is a Market Disruption Event under Section 2.16(b)(iii)(C) or (D) the identity of any Lender or Lenders giving a notification under that Section 2.16(b)(iii)(C) or (D).

(ii) Each of the Australian Agent and the Borrower shall keep confidential and not disclose to any other Lender or any other person except the Borrower, any information relating to a Lender described in Section 2.16(d)(i). The Australian Agent shall ensure that its officers and employees involved in performing its functions as Australian Agent keep that information confidential and do not disclose it or allow it to be available to any other person or office within the Australian Agent. However, the Australian Agent, the Borrower or their officers or employees may disclose such information (A) to the extent required by any applicable law or regulation or (B) to the extent it reasonably deems necessary in connection with any actual or contemplated proceedings or a claim.

(iii) A Lender who gives a notification under Section 2.16(b)(iii)(C) or (D) at any time before 11:00 a.m. (Sydney Time) on the Business Day after the relevant Quotation Day may in that notification request the Australian Agent to notify each other Lender that it has received a notification under Section 2.16(b)(iii)(C) or (D) (without giving details) and the Australian Agent shall promptly comply with the request.

SECTION 2.17 [Reserved.]

SECTION 2.18 Sharing of Setoffs.

(a) Each Lender (“Recovering Finance Party”) agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable Insolvency Law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Revolving Exposure as a result of which the unpaid portion of its Revolving Exposure shall be proportionately less than the unpaid portion of the Revolving Exposure of any other Lender, (i) it shall notify the Australian Agent of the details of such payment within three (3) Business Days, (ii) the Australian Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Administrative Agent and distributed in accordance with Section 2.19 (Payments), without taking account of any Tax which would be imposed on the Australian Agent in relation to the receipt, recovery or distribution; and (iii) the Recovering Finance Party shall, within three (3) Business Days of demand by the Australian Agent, pay to the Australian Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Australian Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Section 2.19 (Payments).

(b) The provisions of Section 2.18(a) shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in the Aggregate Credit Exposure or the Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of Section 2.18(a) shall apply).

(c) Each Loan Party expressly consents to the arrangements set forth in Section 2.18(a) above and agrees, to the extent it may effectively do so under applicable law, that any Lender holding a participation in a Loan or the Aggregate Credit Exposure pursuant to the foregoing arrangements may exercise against each Loan Party any and all rights of banker’s lien, setoff or counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

SECTION 2.19 Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any Credit Disbursement or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 noon (Sydney Time) on the date when due in immediately available funds in Australian Dollars (or U.S. Dollars, in the case of payments relating to Revolving Commitments, Loans and Credits denominated in U.S. Dollars), without setoff, defense or counterclaim. Each such payment (other the Issuing Bank Fees, which shall be paid directly to the Issuing Bank) shall be made to the office of the Australian Agent designated by the Australian Agent. The Australian Agent shall promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees (other than amounts payable solely to any Agent, a specific Issuing Bank, or a specific Lender pursuant to Section 2.05, 2.08, 2.13, 2.14, 2.15, 2.20, or 9.05, but after taking into account payments effected pursuant to Section 9.05(a)) in accordance with each Lender’s entitlement thereto in accordance with this Agreement, to the Lenders for the account of their respective applicable lending offices, and like funds relating to the payment of any other amount payable to any Lender, Agent or Issuing Bank to such Lender, Agent or Issuing Bank for the account of its lending office (if applicable), in each case to be applied in accordance with the terms of this Agreement.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

SECTION 2.20 Taxes.

(a) Tax Gross-Up.

(i) The Borrower shall make all payments to be made by it under the Loan Documents without any Tax Deduction unless such Tax Deduction is required by law.

(ii) The Borrower or a Finance Party shall promptly upon becoming aware that the Borrower must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Australian Agent accordingly. If the Australian Agent receives such notification from any Finance Party it shall notify the Borrower.

(iii) If a Tax Deduction is required by law to be made by the Borrower or an Agent (as permitted under clause (iv) below) (except in relation to a Tax described in Section 2.20(b)(ii) (Tax Indemnity), the Borrower shall pay an additional amount together with the payment so that, after making any Tax Deduction, such Finance Party receives an amount equal to the payment which would have been due if no Tax Deduction had been required.

(iv) If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law. If any applicable law (as determined in the good faith discretion of the US Agent) requires the deduction or withholding of any Tax from any payment by or on account of any obligation of a Loan Party by an Agent, then such applicable Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(v) Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Australian Agent for the Finance Party entitled to the payment evidence satisfactory to that Finance Party, acting reasonably, that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(b) Tax Indemnity.

(i) The Borrower shall (within three (3) Business Days of demand by the Australian Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Loan Document or a transaction or payment under it.

(ii) Clause (i) of this Section 2.20(b) shall not apply with respect to any Tax assessed on a Finance Party:

(A) if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by such Finance Party: (1) under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or (2) under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction;

(B) which is Australian Withholding Tax and which arises (1) in respect of any interest paid to a Lender that is an Offshore Associate of the Borrower, or (2) as a result of there being less than two Lenders under this Agreement;

(C) which arises from the failure of (1) a Lender whose Facility Office is located in Australia, or (2) a Finance Party that is making, or proposes to make, a supply under a Loan Document to the Borrower in the course or furtherance of an enterprise carried on in Australia by that Finance Party, to provide the Borrower with its tax file number or Australian business number or exemption details the Borrower may reasonably require to establish that no Tax Deduction is required;

(D) which arises in respect of any withholding or deduction on account of the Borrower receiving a direction under section 255 of the Tax Act or section 260-5 of Schedule 1 to the Taxation Administration Act 1953 (Commonwealth of Australia) or any similar law;

(E) to the extent the relevant loss, liability or cost is compensated for by an increased payment under Section 2.20(a) (Tax gross-up);

(F) any U.S. federal withholding Taxes imposed under FATCA;

(G) any U.S. federal backup withholding Tax; or

(H) to the extent the Tax is GST and the relevant loss, liability or cost is referable to any input tax credit or reduced input tax credit (as defined for GST purposes) to which the Finance Party or a related party of the Finance Party is entitled.

(iii) A Protected Party making or intending to make a claim pursuant to clause (i) of this Section 2.20(b) shall promptly notify the Australian Agent of the event which will give, or has given, rise to the claim, following which the Australian Agent shall notify the Borrower.

(iv) A Protected Party shall, on receiving a payment from the Borrower under this Section 2.20(b), notify the Australian Agent.

(c) Tax Credit. If the Borrower makes a Tax Payment and the relevant Finance Party determines in its absolute discretion that (i) a Tax Credit is attributable to that Tax Payment and (ii) a Finance Party has obtained, utilised and retained that Tax Credit, then, subject to Section 2.20(e) (Conduct of Business by the Finance Parties), the Finance Party shall pay an amount to the Borrower which that Finance Party determines in its absolute discretion will leave it (after that payment) in the same after-Tax position as it would have been in had the circumstances not arisen which caused the Tax Payment to be required to be made by the Borrower.

(d) Stamp Duties and Taxes. The Borrower shall pay, and within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to, all stamp duty, registration and other similar Taxes payable in respect of any Loan Document.

(e) Conduct of Business by the Finance Parties. No provision of this Agreement will: (a) interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit; (b) oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or (c) oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

(f) GST.

(i) Unless expressly stated otherwise in the relevant Loan Document, the consideration payable for any supply made by or through a Finance Party under or in connection with any Loan Document does not include GST.

(ii) If GST is payable in respect of any supply made by or through a Finance Party (a “Supplier”) under or in connection with any Loan Document (“GST Liability”) then:

(A) where consideration is provided by a party (“Recipient”) in relation to that supply, the Recipient will pay an additional amount to the Supplier equal to the full amount of the GST Liability; and

(B) except where the foregoing clause (A) applies, the Borrower will indemnify and keep the Supplier indemnified for the full amount of the GST Liability.

However, (1) the relevant Recipient or the Borrower, as applicable, need not pay the additional amount on account of the GST Liability to a Supplier until that Supplier gives the Recipient or the Borrower, as applicable, a tax invoice complying with the relevant law relating to any payment made to that Supplier in accordance with this Section 2.20(f)(ii) and (2) if an adjustment event arises in respect of any supply made by or through a Finance Party under or in connection with any Loan Document and (if required by law) the Finance Party gives the Recipient or the Borrower, as applicable, a valid adjustment note, the additional amount must be adjusted to reflect the adjustment event and the Recipient or the Supplier (as the case may be) must make any payments necessary to reflect the adjustment; and (3) this Section 2.20(f)(ii) does not apply to the extent that the GST Liability on a supply made by or through a Finance Party under or in connection with any Loan Document is payable by the Recipient or the Borrower, as appropriate, under Division 83 or 84 of the GST Act and the Finance Party has no liability at all in relation to that payment.

(iii) Any payment or reimbursement required to be made to a Finance Party under any Loan Document that is calculated by reference to a Cost or other amount paid or incurred will be limited to the total Cost or other amount less the amount of any input tax credit or other credit to which the relevant Finance Party (or the representative member for a GST group of which the relevant Finance Party is a member) is entitled for the acquisition to which the Cost or other amount relates.

(g) Each Lender which is an original signatory hereto as at the date of this Agreement hereby represents and warrants to the Borrower as of the date of this Agreement that (i) it received a letter from the Borrower dated 12 July 2012 inviting it to become a lender under this Agreement and (ii) at the time it received that letter it was carrying on a business of providing finance, or investing or dealing in securities, in the course of operating in financial markets. Each of the Lead Arranger and the Lenders agrees to provide to the Borrower, upon the reasonable request of the Borrower (and at the cost of the Borrower), factual information about the Lead Arranger or such Lender, as applicable, or take such other action as the Borrower reasonably requires, as the Borrower considers necessary to demonstrate that the exemption from Australian interest withholding tax under Section 128F of the Tax Act has been complied with in relation to this Agreement other than where to do so would, in the opinion of the Lead Arranger or such Lender, as applicable, involve a breach of law, regulation or duty of confidentiality owed to any person.

(h) If a payment made to a Finance Party under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Finance Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Finance Party shall deliver to the Borrower and the requesting Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the requesting Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the US Agent as may be necessary for the Borrower and the US Agent to comply with their obligations under FATCA and to determine that such Finance Party has complied with such Finance Party’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (h), “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Each Finance Party shall also deliver such properly executed forms and certifications as are reasonably requested by the Borrower or the US Agent (including Internal Revenue Service Forms W-9 or W-8BEN or other applicable or successor forms) to establish that such Finance Party is exempt from U.S. federal backup withholding Tax.

SECTION 2.21 Assignment of Revolving Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender or Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.13, (ii) any Lender delivers a notice described in Section 2.14, (iii) the Borrower is required to pay any amount to, or in respect of, any Lender or Issuing Bank or any Governmental Authority on account of any Lender or Issuing Bank pursuant to Section 2.20, or (iv) any Lender becomes a Defaulting Lender or a Potential Defaulting Lender, then the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender or Issuing Bank (as applicable) and the Australian Agent, require such Lender or Issuing Bank to transfer, novate and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment and novation); provided that (A) such assignment and novation shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (B) the Borrower shall have received the prior written consent of the US Agent and the Issuing Bank, which consent shall not unreasonably be withheld or delayed, (C) the affected Lender or Issuing Bank shall have received in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans and participations in Credit Disbursements of such Lender or Issuing Bank, respectively, plus all Fees and other amounts accrued for the account of such Lender or Issuing Bank hereunder (including any amounts under Section 2.13 and Section 2.15) from the assignee (to the extent of such outstanding principal and accrued interest and Fees) or the Borrower (in the case of all other amounts) and (D) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.20, such assignment is expected to result in a reduction in such compensation or payments in respect of payments to be made to the assignee thereafter. A Lender or Issuing Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender, Issuing Bank or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(b) If (i) any Lender or Issuing Bank shall request compensation under Section 2.13, (ii) any Lender delivers a notice described in Section 2.14 or (iii) the Borrower is required to pay any amount to any Agent, Lender or Issuing Bank or any Governmental Authority on account of any Agent, Lender or Issuing Bank, pursuant to Section 2.20 (excluding Sections 2.20(c) or 2.20(e)), then such Agent, Lender or Issuing Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations under the Loan Documents to another of its offices, branches or affiliates, if, in the judgment of such Finance Party, such designation or assignment (A) would eliminate or reduce its claims for compensation under Section 2.13 or enable it to withdraw its notice pursuant to Section 2.14 or would result in the Borrower not being required to pay an amount pursuant to Section 2.20 (excluding Sections 2.20(c) or 2.20(e)), as the case may be, in the future and (B) would not subject such Finance Party to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Finance Party in connection with any such designation or assignment.

SECTION 2.22 Credits.

(a) General. The Borrower may request the issuance of a Credit denominated in U.S. Dollars or Australian Dollars, in a form reasonably acceptable to the Issuing Bank, at any time and from time to time while the Revolving Commitments remain in effect, but no later than five Business Days prior to the Maturity Date. This Section shall not be construed to impose an obligation upon the Issuing Bank to issue any Credit that is inconsistent with the terms and conditions of this Agreement or with the laws, rules or regulations applicable to the Issuing Bank.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance of a Credit denominated in U.S. Dollars or Australian Dollars (or to amend, renew or extend an existing Credit issued in U.S. Dollars or Australian Dollars), the Borrower shall hand deliver, fax or send by electronic communication (e-mail) (or by telephone notice promptly confirmed by a written, fax or electronic communication (e-mail)) to the Issuing Bank and the Australian Agent (at least 3 Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Credit, or identifying the Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Credit is to expire (which shall comply with paragraph (c) below), the amount and currency of such Credit, the name and address of the beneficiary of any requested letter of credit or the guaranteed party for any bank guarantee and such other information as shall be necessary to prepare such Credit. A Credit shall be issued, amended, renewed or extended only if, and upon issuance, amendment, renewal or extension of each Credit the Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension (i) the Aggregate Credit Exposure shall not exceed AUD$25,000,000, (ii) the aggregate Revolving Exposures shall not exceed the Total Revolving Commitment, and (iii) the Aggregate Credit Exposure related to Credits issued by the Issuing Bank shall not exceed an amount agreed to in writing between the Borrower and the Issuing Bank and notified to the Australian Agent.

(c) Expiration Date. Each Credit shall have an expiration date not later than the earlier of (y) three years after the date of the issuance of such Credit and (z) the date that is 24 months after the Maturity Date; provided that 90 days prior to the Maturity Date the Borrower shall deposit in an account with the Security Trustee or its nominee, for the benefit of the Lenders, an amount in cash equal to 105% of the Aggregate Credit Exposure as of such date. Such deposit shall be held by the Security Trustee or its nominee as Collateral for the payment and performance of the Secured Obligations. The Security Trustee shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of the Security Trustee, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. The Australian Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations. Moneys in such account shall (i) automatically be applied by the Australian Agent to reimburse the Issuing Bank of any Credit for Credit Disbursements under such Credit for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrower for the Aggregate Credit Exposure at such time, (iii) if the maturity of the Loans has been accelerated, be applied to satisfy the Secured Obligations and (iv) provided that no Default has occurred and is continuing, if at any time the funds on deposit exceed 105% of the Aggregate Credit Exposure at such time, such excess funds shall be released to the Borrower.

(d) Participations. By the issuance of a Credit by the Issuing Bank and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender and each such Lender hereby acquires from the Issuing Bank, a participation in such Credit equal to such Lender’s Revolving Percentage of the aggregate amount available to be drawn under such Credit, effective upon the issuance of such Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Australian Agent, for the account of the Issuing Bank, such Lender’s Revolving Percentage of each Credit Disbursement, as determined in accordance with this Section 2.22(d) (if such Credit is denominated in Australian Dollars, then payment shall be made in Australian Dollars; otherwise payment will be made in U.S. Dollars), made by the Issuing Bank and not reimbursed by the Borrower (or, if applicable, another party pursuant to its obligations under any other Loan Document) forthwith on the date due as provided in Section 2.02(g). Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Credits is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any Credit Disbursement in respect of a Credit, the Borrower shall pay to the Issuing Bank an amount equal to such Credit Disbursement in the same currency in which such Credit Disbursement is denominated not later than two hours after the Borrower shall have received notice from the Issuing Bank that payment of such Credit Disbursement will be made, or, if the Borrower shall have received such notice later than 2:00 p.m. (Sydney Time) on any Business Day, not later than 11:00 a.m. (Sydney Time) on the immediately following Business Day.

(f) Obligations Absolute. The Borrower’s obligations to reimburse Credit Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

(i) any lack of validity or enforceability of any Credit or any Loan Document, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Credit or any Loan Document;

(iii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof or any other person may at any time have against the beneficiary under any Credit, the Issuing Bank, any Agent or any Lender or any other person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv) any draft or other document or demand for payment presented under a Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Credit;

(v) any payment by the Issuing Bank under a Credit against presentation of a draft or other document or demand for payment that does not strictly comply with the terms of such Credit; or any payment made by the Issuing Bank under such Credit to any person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Credit, including any arising in connection with any proceeding under any Insolvency Law; and

(vi) any adverse change in the relevant exchange rates or in the relevant currency markets generally; or

(vii) any other act or omission to act or delay of any kind of the Issuing Bank, any Lender, any Agent or any other person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

Without limiting the generality of the foregoing but subject to the proviso in subsection (g) below, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to reimburse Credit Disbursements will not be excused by the gross negligence or willful misconduct of the Issuing Bank.

(g) Role of Issuing Bank. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Credit with respect to its use of such Credit. None of the Issuing Bank, the Agents, any of their respective Related Parties or any correspondent, participant or assignee of the Issuing Bank shall be liable or responsible for:

(i) the use which may be made of any Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

(ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; or

(iii) any other circumstances whatsoever in making or failing to make payment under any Credit (including the Issuing Bank’s own negligence),

provided, however, that the Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to, and shall promptly pay to, the Borrower, to the extent of any direct, as opposed to consequential (claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law), damages suffered by the Borrower that are caused by the Issuing Bank’s failure to comply with its duties as the Issuing Bank under applicable law or gross negligence or willful misconduct in determining whether drafts and other documents presented under a Credit strictly comply with the terms thereof. It is understood that the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Credit (i) the Issuing Bank’s exclusive reliance on the documents presented to it under such Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuing Bank. Each Lender and the Borrower agree that, in paying any drawing under a Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates, documents and demand for payment expressly required by the Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the person executing or delivering any such document.

(h) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Credit. The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by fax or by electronic communication (e-mail), to the Australian Agent and the Borrower of such demand for payment and whether the Issuing Bank has made or will make a Credit Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such Credit Disbursement. The Australian Agent shall promptly give each Lender notice thereof.

(i) Interim Interest. If the Issuing Bank shall make any Credit Disbursement in respect of a Credit, then, unless the Borrower shall reimburse such Credit Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of the Issuing Bank, for each day from and including the date of such Credit Disbursement, to but excluding the earlier of the date of payment by the Borrower or the date on which interest shall commence to accrue thereon as provided in Section 2.02(e), at the default rate per annum that would apply under Section 2.07(b) assuming that such payments were due on such date.

(j) Resignation or Removal of the Issuing Bank. The Issuing Bank may resign at any time by giving 30 days’ prior written notice to the Australian Agent, the Lenders and the Borrower, and may be removed at any time by the Borrower by notice to the Issuing Bank, the Australian Agent and the Lenders. Subject to the next succeeding paragraph, upon the acceptance of any appointment as the Issuing Bank hereunder by a Lender that shall agree to serve as successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank and the retiring Issuing Bank shall be discharged from its obligations to issue additional Credits hereunder. At the time such removal or resignation shall become effective, the Borrower shall pay all accrued and unpaid Issuing Bank Fees pursuant to Section 2.05(c). The acceptance of any appointment as the Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the US Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Bank, as the context shall require. After the resignation or removal of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement and the other Loan Documents with respect to Credits issued by it prior to such resignation or removal, but shall not be required to issue additional Credits.

(k) Cash Collateralization. If (i) any Event of Default shall occur and be continuing, other than an Event of Default with respect to the Borrower described in Section 7.01(g) or (h) and the Borrower shall receive notice from Australian Agent or the Required Lenders requesting that it deposit Cash Collateral and specifying the amount to be deposited, or (ii) an Event of Default shall occur and be continuing with respect to the Borrower described in Section 7.01(g) or (h) then the Borrower shall, on the Business Day it receives the notice referenced in clause (i) above or immediately upon the occurrence of the Event of Default referenced in clause (ii) above, deposit in an account with the Security Trustee or its nominee for the benefit of the Lenders an amount in cash equal to 105% of the Aggregate Credit Exposure as of such date. At any time that there shall exist a Defaulting Lender, after reallocation pursuant to Section 2.24(c), promptly upon the request of the Australian Agent or the Issuing Bank (which request may be a condition to issuance of an amendment, renewal or extension of a Credit), the Borrower shall deliver to the Security Trustee (or its nominee) for the benefit of the Secured Parties Cash Collateral in an amount equal to the Fronting Exposure at such time (determined for the avoidance of doubt, after giving effect to Section 2.24(a) and any Cash Collateral provided by any Defaulting Lender). Such deposits shall be held by the Security Trustee (or its nominee) as collateral for the payment and performance of the Secured Obligations. The Security Trustee shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of the Security Trustee, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. The Australian Agent may, at any time and from time to time after the initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations. Moneys in such account shall (i) automatically be applied by the Australian Agent to reimburse the Issuing Bank for Credit Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Borrower for the Aggregate Credit Exposure at such time and (iii) if the maturity of the Loans has been accelerated, be applied to satisfy the Secured Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure shall be released promptly following (A) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by any Defaulting Lender ceasing to be a Defaulting Lender or ceasing to be a Lender) or (B) the Australian Agent’s good faith determination that there exists excess Cash Collateral; provided, however, that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of an Event of Default or any Default with respect to the Borrower described in Section 7.01(h) prior to the end of any cure period set forth therein and may be otherwise applied in accordance with Section 7.05.

(l) In the event of any conflict between the terms hereof and the terms of any Credit Document, the terms hereof shall control.

(m) Notwithstanding that a Credit issued or outstanding hereunder is in support of any obligations of the Borrower or any Subsidiary of the Borrower, the Borrower shall be obligated to reimburse the Issuing Bank hereunder for any and all Credit Disbursements under such Credit. The Borrower hereby acknowledges that the issuance of Credits in support of any obligations of any Subsidiary inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of the Borrower’s Subsidiaries.

SECTION 2.23 Swing Line Loans.

(a) Generally. Subject to the terms and conditions set forth herein, the Swing Line Lender may in its sole and absolute discretion, in reliance upon the agreements of the other Lenders set forth in this Section 2.23, make loans in AUD (each such loan, a “Swing Line Loan”) to the Borrower from time to time on or after the Effective Date until the earlier of the Maturity Date and the termination of the Total Revolving Commitments in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Revolving Exposure of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the aggregate Revolving Exposure of all Lenders shall not exceed the Total Revolving Commitments at such time, and (ii) the Revolving Exposure of each Lender at such time shall not exceed such Lender’s Revolving Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, the Borrower may borrow under this Section 2.23(a), prepay under Section 2.11, and reborrow under this Section 2.23(a). Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Revolving Percentage as at the date the Swing Line Loan is made times the amount of such Swing Line Loan. Each Lender shall have the obligation to purchase and fund risk participations in the Swing Line Loans and to refinance Swing Line Loans as provided in this Agreement.

(b) Borrowing Procedures. In order to request a Swing Line Borrowing, the Borrower shall hand deliver, fax or send by electronic communication (e-mail) (or by telephone notice promptly confirmed by a written, fax or electronic communication (e-mail)) to the Swing Line Lender and the Australian Agent a duly completed Borrowing Request not later than 11 a.m. (Sydney Time) on the day of the proposed Swing Line Borrowing. Each such Borrowing Request shall be irrevocable, shall be signed by or on behalf of the Borrower and shall specify the following information: (i) the date of such Swing Line Borrowing (which shall be a Business Day); and (ii) the amount of such Swing Line Borrowing, which shall be a minimum of AUD$100,000. Promptly after receipt by the Swing Line Lender of any Borrowing Request, the Swing Line Lender will confirm with the Australian Agent (by telephone or in writing) that the Australian Agent has also received such Borrowing Request and, if not, the Swing Line Lender will notify the Australian Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Australian Agent (including at the request of any Lender) prior to 12:00 noon (Sydney Time) on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of either Section 2.23(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 4:00 p.m. (Sydney Time) on the borrowing date specified in such Borrowing Request, make the amount of its Swing Line Loan available to the Borrower by distributing such funds as directed by the Borrower in immediately available funds.

(c) Refinancing of Swing Line Loans. (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), or the Borrower at any time in its sole and absolute discretion may request, that each Lender make with respect to Swing Line Loans, an AUD Revolving Loan in an amount equal to such Lender’s Revolving Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing not later than 11:00 a.m. (Sydney Time) three Business Days before the proposed Borrowing (which written request shall be deemed to be a Borrowing Request for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of AUD Revolving Loans, but subject to the unutilized portion of the Total Revolving Commitments, and the conditions set forth in Section 4.01. The Swing Line Lender or the Borrower, as applicable, shall furnish to the other a copy of the applicable Borrowing Request promptly after delivering such notice to the Australian Agent. Each Lender shall make an amount equal to its Revolving Percentage of the amount specified in such Borrowing Request available to the Australian Agent in immediately available funds for the account of the Swing Line Lender at the office designated by the Australian Agent not later than 11:00 a.m. (Sydney Time) on the day specified in such Borrowing Request, whereupon, subject to Section 2.23(c)(ii), each Lender that so makes funds available shall be deemed to have made a AUD Revolving Loan (with an Interest Period of one month) to the Borrower in such amount. The Australian Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.23(c)(i), the request for AUD Revolving Loans submitted by the Swing Line Lender or the Borrower as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Australian Agent for the account of the Swing Line Lender pursuant to Section 2.23(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Australian Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.23(c) by the time specified in Section 2.23(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Australian Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at the Cost of Funds Rate, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Australian Agent) with respect to any amounts owing under this clause (iii) shall be presumed correct absent manifest error.

(iv) Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.23(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.23(c) is subject to the conditions set forth in Section 4.01. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations. (i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lenders their Revolving Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 9.19 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Revolving Percentage thereof on demand of the Australian Agent, plus interest thereon from the date of such demand to the date such amount is returned, at the Cost of Funds Rate. The Australian Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Loan or risk participation pursuant to this Section 2.23 to refinance such Lender’s Revolving Percentage of any Swing Line Loan, interest in respect of such Revolving Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(g) Discretionary Nature of the Swing Line Facility. Notwithstanding any terms to the contrary contained herein, the swing line facility provided herein (i) is an uncommitted facility and the Swing Line Lender may, but shall not be obligated to, make Swing Line Loans, and (ii) may be terminated at any time by the Swing Line Lender or the Borrower upon written notice by the terminating party to the non-terminating party.

SECTION 2.24 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Loan Document shall be restricted as set forth in Section 9.08(b); and

(ii) any payment of principal, interest, fees or other amounts received by the Australian Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.11 or 2.12, or otherwise, and including any amounts made available to the Australian Agent by such Defaulting Lender pursuant to Section 9.05), shall be applied at such time or times as may be determined by the Australian Agent as follows:

(A) first, to the payment of any amounts owing by such Defaulting Lender to the Australian Agent hereunder;

(B) second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank and the Swing Line Lender hereunder;

(C) third, if so determined by the Australian Agent or requested by the Issuing Bank or a Swing Line Lender, to be held as Cash Collateral for future funding obligations of such Defaulting Lender of any participation in any Credit or Swing Line Loan;

(D) fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Australian Agent;

(E) fifth, if so determined by the Australian Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement;

(F) sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

(G) seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

(H) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Revolving Loans or Credit Disbursements in respect of which that Defaulting Lender has not fully funded its appropriate share and (y)

in the case of such Revolving Loans, such Revolving Loans were made at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans and Credit Disbursements of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans or Credit Disbursements of such Defaulting Lender.

Any payments, prepayments or other amounts paid or payable to any Defaulting Lender that are applied (or held) to pay amounts owed by such Defaulting Lender or to post cash collateral pursuant to this Section 2.24(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents to the foregoing.

(b) Certain Fees. Such Defaulting Lender shall not be entitled to receive any Revolving Commitment Fee pursuant to Section 2.05(a) or any Credit Participation Fee pursuant to Section 2.05(c) for any period during which such Lender is a Defaulting Lender (and, except as otherwise provided in Section 2.05(a), the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(c) Reallocation of Ratable Portions to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, solely for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Credits and Swing Line Loans pursuant to Sections 2.22 and 2.23, the “Revolving Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of such Defaulting Lender; provided, that (A) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (B) the aggregate obligation of any non-Defaulting Lender to acquire, refinance or fund participations in Credits and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitments of such non-Defaulting Lender minus (2) the aggregate Revolving Loans of such non-Defaulting Lender.

(d) Defaulting Lender Cure. If the Borrower, the Australian Agent and the Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Australian Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Australian Agent may determine to be necessary to cause the Revolving Loans and participations in Credits and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their “Revolving Percentage” (without giving effect to clause (a)(ii) above), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(e) Termination of Defaulting Lender Revolving Commitment. The Borrower may terminate the unused amount of the Revolving Commitment of a Defaulting Lender upon not less than three (3) Business Days’ prior notice to such Defaulting Lender and the Australian Agent (which will promptly notify the Lenders), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, any Finance Party may have against such Defaulting Lender.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to each of the Finance Parties that:

SECTION 3.01 Organization; Powers. The Borrower and each of its respective Subsidiaries (a) is duly organized, validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated hereby or thereby to which it is or will be a party and, in the case of the Borrower, to utilize the facilities provided under this Agreement.

SECTION 3.02 Authorization. The execution, delivery and performance by each Loan Party of each of the Loan Documents to which it is a party and the consummation of the Transactions (i) have been (or will have been on or prior to the Effective Date) duly authorized by all requisite organizational action on the part of such Loan Party and (ii) do not and will not (x) violate (A) any provision of law, statute, rule or regulation, (B) the terms of the organizational documents of any Loan Party, (C) any order, injunction, writ or decree of any Governmental Authority or any binding and enforceable arbitral award to which such Loan Party or its property is subject, or (D) any provision of any indenture or other instrument in respect of any Material Indebtedness or other material agreement to which the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound, (y) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture or other instrument in respect of Material Indebtedness or other material agreement or (z) result in the creation or imposition of any Security Interest upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Subsidiary (other than any Security Interest created hereunder or under the Security Documents).

SECTION 3.03 Enforceability. This Agreement has been (or will have been on or prior to the Effective Date) duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms (subject to any necessary stamping and registration requirements, applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

SECTION 3.04 Governmental Approvals. No authorization, action, exemption, consent or approval of, registration, notice or filing with or any other action by any Governmental Authority is necessary or will be required in connection with the Loan Documents and the consummation of the Transactions, except for (i) the filing of financing statements on the PPS Register and filing for Australian mortgage stamp duty payments, (ii) registration of any Security Interest over land which is Collateral, (iii) registration of any powers of attorney in connection with the grant of any Security Interest over land which is Collateral, (iv) those which will have been made or obtained and be in full force and effect on or prior to the Effective Date and (v) actions by, and notices to or filings with, Governmental Authorities that may be required in the ordinary course of business from time to time or that may be required to comply with the express requirements of the Loan Documents (including, without limitation, to release existing Security Interests granted by the Borrower and its Subsidiaries or to comply with requirements to perfect, and/or maintain the perfection of, Security Interests created under the Loan Documents).

SECTION 3.05 Financial Statements. The Borrower has heretofore furnished to the Lenders (a) the audited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows of the Parent, as of and for the year ended December 31, 2011, (b) the unaudited consolidated balance sheets and related condensed statements of operations and cash flows of the Parent as of and for the period ended June 30, 2012, and (c) the Original Financial Statements. Such (i) Financial Statements described in clause (c) above and (ii) to the knowledge of the Borrower as of the Effective Date, financial statements described in clauses (a) and (b) above, in each case present fairly, in all material respects, the financial condition of the Parent and its consolidated subsidiaries or the Borrower and its Subsidiaries, as the case may be, as of such dates and for such periods, subject, in the case of the financial statements referred to clause (b), to the absence of footnotes and to normal year-end audit adjustments. Such (A) Financial Statements described in clause (c) above and the notes thereto and (B) to the knowledge of the Borrower as of the Effective Date, financial statements described in clauses (a) and (b) above, disclose all material liabilities, direct or contingent, of the Parent and its consolidated subsidiaries or the Borrower and its Subsidiaries, as the case may be, as of the dates thereof. Such Financial Statements described in clause (c) above were prepared in accordance with GAAP consistently applied . The most recent Financial Statements or management accounts delivered pursuant to Section 5.04 (a) present fairly, in all material respects, the financial condition of the Borrower and its Subsidiaries as of the relevant date and for the relevant period, subject, in the case of management accounts, to the absence of footnotes and to normal year-end audit adjustments, (b) disclose all material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, and (c) have been prepared in accordance with GAAP applied on a consistent basis.

SECTION 3.06 No Material Adverse Change. Since December 31, 2011, there has been no material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Borrower and the Subsidiaries, taken as a whole.

SECTION 3.07 Title to Properties; Possession Under Licenses. (a) Each of the Borrower and the Subsidiaries which are Loan Parties has good and indefeasible title to, or valid leases or licenses to access, use and occupy the properties and assets it requires for the conduct of its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such properties and assets are free and clear of Security Interests, other than Security Interests expressly permitted by Section 6.02.

(b) Each of the Borrower and the Subsidiaries that are Loan Parties has complied with all material obligations under all leases and material licenses to access, use and occupy property to which it is a party and all such leases and licenses are in full force and effect as of the Effective Date. Each of the Borrower and the Subsidiaries enjoys peaceful and undisturbed possession under all such leases and material licenses as of the Effective Date.

(c) No real property (freehold or leasehold) is owned by the Borrower and the Subsidiaries that are Loan Parties other than (i) the freehold real property owned on the Effective Date, the lease of land of Acacia Street, Moranbah, Queensland (lot 1 of SP220917) and, to the extent it is in existence, the lease of land at 319 Putty Road, Glenridding, Singleton, New South Wales (excluding any fixtures, fittings, plant and equipment or any personal property of any nature of the Borrower or its Subsidiaries located on such real property), which is transferred to an Affiliate Australian Land Company within 180 days of the Effective Date in accordance with Section 5.14, (ii) subject to (iii) below and subject to any necessary consents of landlords (other than Affiliate Australian Land Companies) to granting a lien thereon, leasehold real property that constitutes Collateral, (iii) the Karratha Village Lease and (iv) any land leased under the Karratha Village Lease which is acquired by the Borrower after the Effective Date, provided it is transferred to an Affiliate Australian Land Company in accordance with Section 5.14, in each case, within 30 days of being acquired by the Borrower.

(d) Each of the Borrower and the Subsidiaries that are Loan Parties has all appropriate authorizations, exemptions, consents and approvals of any Governmental Authority to carry on its business as presently conducted and use the assets necessary to carry on its business as presently conducted.

SECTION 3.08 Subsidiaries. Schedule 3.08 sets forth as of the Effective Date a list of all Subsidiaries and, as to each such Subsidiary, the jurisdiction of formation, the outstanding Equity Interests therein and the percentage ownership interest of each class of such Equity Interests owned by the Borrower and its Subsidiaries therein. The Equity Interests indicated as owned (or to be owned) by the Borrower and its Subsidiaries on Schedule 3.08 are owned by the Borrower, directly or indirectly, free and clear of all Security Interests (other than Security Interests under the Security Documents).

SECTION 3.09 Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.09, there are no actions, suits, proceedings, claims or disputes at law, in equity, in arbitration, by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened or contemplated against the Borrower or any Subsidiary or any business, property or rights of any such person (i) that involve any Loan Document or any of the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Since the date of this Agreement, there has been no adverse change in the status or financial effect on the Borrower and the Subsidiaries of the matters disclosed on Schedule 3.09 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

(c) None of the Borrower, any of the Subsidiaries or any of their respective material properties (including licensed properties) or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permits but excluding any Environmental Law which, the parties acknowledge, are addressed in Section 3.17), or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, in each case where such violation or default could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 Agreements. Neither the Borrower nor any of the Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument, where such default has resulted in, or could, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11 Existing Indebtedness. Other than as agreed by the US Agent, all existing Indebtedness, other than Indebtedness permitted under Section 6.01, is (or on the Effective Date will be) paid in full and all Security Interests securing such Indebtedness have been released or will be released on the Effective Date.

SECTION 3.12 Pari Passu Ranking. The Obligations under the Loan Documents rank senior in right of payment to the claims of all unsecured creditors and senior in right of payment to all subordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

SECTION 3.13 Use of Proceeds. The Borrower will use the proceeds of the Loans and will request the issuance of Credits (a) to refinance existing indebtedness, (b) to pay a portion of the fees, commissions and expenses associated with the Transactions and (b) to provide working capital and for other general corporate purposes of the Borrower and its Subsidiaries.

SECTION 3.14 Tax. (a) Each of the Borrower and the Subsidiaries has filed or caused to be filed all federal, state, provincial, local and foreign material Tax returns or materials required to have been filed by it and has paid or caused to be paid all material Taxes due and payable by it and all assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary thereof that could reasonably be expected to have a Material Adverse Effect.

(b) Provided that the TSA and TFA are in place on terms which are approved by the US Agent (acting reasonably): (i) each Loan Party (other than the Parent and any other Loan Party that is not an Australian resident for tax purposes) is a member of a Consolidated Group or a MEC group, and (ii) no person that is not a Loan Party is a member of such group (other than an Affiliate Australian Land Company, any Wholly Owned Subsidiary of an Affiliate Australian Land Company, PTI Australia 1 and PTI Australia 2).

(c) The Borrower is not a United States person as defined in Section 7701(a)(30) of the Code.

SECTION 3.15 No Material Misstatements. No information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower and the Subsidiaries to any Finance Party in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

SECTION 3.16 No Immunity. None of the Borrower and its Subsidiaries nor their assets have immunity from the jurisdiction of a court or from legal process.

SECTION 3.17 Environmental Matters. (a) Except as set forth in Schedule 3.17 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any of its Subsidiaries (i) has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any applicable Environmental Law necessary for the ownership and operation of their respective properties and the conduct of their respective businesses as currently conducted, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any conditions or circumstances that would reasonably be expected to result in any Environmental Liability against Borrower or any of its Subsidiaries.

(b) Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 3.17 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.18 Insurance. The Borrower and its Subsidiaries are insured by insurance providers that the Borrower reasonably considers to be financially sound (including captive insurance companies or through self insurance), in such amounts, with such deductibles and covering such risks and liabilities consistent with past practices and are customarily carried by companies engaged in similar businesses.

SECTION 3.19 Security Documents.

(a) Subject to perfection requirements, equitable principles, laws affecting creditors rights generally and reservations accepted by the Agents in legal opinions, each Security Document does, or will, constitute a valid Security Interest in accordance with its terms over the property to which it is expressed to apply, with the priority stated in that Security Document (which priority acknowledges Security Interests permitted under this Agreement to rank in priority to the Security Interests created under the Security Documents).

(b) In respect of property that is not PPS Property, the Borrower and each other Loan Party is the sole legal and beneficial owner of the respective assets over which it purports to grant Security Interests under any Security Document, and in respect of PPS Property, the Borrower and each other Loan Party has sufficient rights to grant a Security Interest in such PPS Property under the relevant Security Document.

(c) The Equity Interests of any Subsidiary which are subject to any Security Interest under any Security Document are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of each Subsidiary do not and could not restrict or inhibit any transfer of those Equity Interests on creation or enforcement of the relevant Security Document.

SECTION 3.20 Intellectual Property. The Borrower and each of its Subsidiaries own or are licensed or otherwise have the legal right to use all of the patents, trademarks, service marks, trade names, copyrights, franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, except where the failure could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.21 [Reserved].

SECTION 3.22 Solvency. The Borrower and each other Loan Party is Solvent and there are no reasonable grounds for suspecting that it is insolvent or not able to meet its debts as and when they become due and payable.

SECTION 3.23 Trustee. Neither the Borrower nor any other Loan Party: (a) enters any Loan Document as a trustee, (b) holds any property as a trustee, or (c) acts as trustee of a trust.

SECTION 3.24 No Default No Event of Default is continuing and no Event of Default might reasonably be expected to result from the making of any Loan or Borrowing hereunder.

SECTION 3.25 Deliver of Requested Information. The Borrower has provided all documentation and other information that the Finance Parties have requested in order to comply with its respective obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

SECTION 3.26 Group Structure Diagram. The Group Structure Diagram is true and correct in all respects as of the date of this Agreement (or if applicable, as of the date such revised Group Structure Diagram is delivered under Section 5.04(g)) and does not omit any material information or details.

SECTION 3.27 Anti-Corruption Laws. None of the Loan Parties nor any director or officer associated with or acting on behalf of any Loan Party has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or violated or is in violation of any provision of the Anti-Corruption Laws.

SECTION 3.28 Anti-Money Laundering Laws. The operations of each Loan Party are and have been conducted at all times in compliance with Anti-Money Laundering Laws and no action, suit or proceeding by or before any court or Governmental Agency or any arbitrator involving any Loan Party with respect to Anti-Money Laundering Laws is pending and no such actions, suits or proceedings are threatened or contemplated.

SECTION 3.29 Sanctions Laws and Regulations. None of the Loan Parties nor any of their directors, officers, brokers or other agents acting or benefiting in any capacity in connection with the facilities under the Loan Documents nor any of their parents, subsidiaries or affiliates is a Designated Person.

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make Loans and of the Issuing Bank to issue Credits and the Lenders to participate in Credits hereunder are subject to the satisfaction of the following conditions:

SECTION 4.01 All Utilizations. On the date of each Borrowing, and on the date of each issuance, amendment, extension or renewal of a Credit (each such event being called a “Utilization”):

(a) The Australian Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) or, in the case of the issuance, amendment, extension or renewal of a Credit, the Issuing Bank and the Australian Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Credit as required by Section 2.22(b) or, in the case of a Swing Line Loan, the Swing Line Lender and the Australian Agent shall have received a notice requesting such Swing Line Loan as required by Section 2.23.

(b) The representations and warranties set forth in Article III hereof and in each other Loan Document shall be true and correct in all material respects (provided that to the extent any representation and warranty is qualified as to “Material Adverse Effect” or otherwise as to “materiality”, such representation and warranty is true and correct in all respects) on and as of the date of such Utilization with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representation and warranty is true and correct in all material respects (provided that to the extent any such representation and warranty is qualified as to “Material Adverse Effect” or otherwise as to “materiality”, such representation and warranty is true and correct in all respects) as of such earlier date.

(c) The Borrower and each other Loan Party shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Utilization, no Event of Default or Default shall have occurred and be continuing.

Each Utilization shall be deemed to constitute a representation and warranty by the Borrower on the date of such Utilization as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02 First Utilization.

(a) On or before the Effective Date, the Australian Agent shall have received, on behalf of itself, the Lenders and the Issuing Bank, in each case in form and substance satisfactory to the Australian Agent:

(i) this Agreement, executed by the Borrower, the Lenders and each of the other parties hereto, and all attached Exhibits and Schedules;

(ii) any Note requested by a Lender pursuant to Section 2.04 payable to the order of such requesting Lender;

(iii) the Guarantee Agreements, executed by each Subsidiary and each of the other parties thereto;

(iv) a favorable written opinion. in form and substance reasonably satisfactory to the Lead Arranger, of (1) Vinson & Elkins L.L.P., U.S. counsel for the Borrower, substantially to the effect set forth in Exhibit F, and (2) Allen & Overy, Australian counsel to the Agents, in each case (A) dated as of the Effective Date, (B) addressed to the Agents, the Issuing Bank and the Lenders, and (C) covering such other matters relating to the Loan Documents as the Lead Arranger shall reasonably request, and the Borrower hereby requests such counsel to deliver such opinion;

(v) a verification certificate in the form required by the Lead Arranger from two directors (or a director and a company secretary) of each Loan Party (other than the Parent) and from two officers of the Parent, in each case, dated the Effective Date and certifying (1) that attached thereto is a true and complete copy of the constitutional documents of such Loan Party as in effect on the Effective Date and at all times since a date prior to the date of the resolutions described in clause (2) below, (2) that attached thereto is a true and correct extract of resolutions of the board of directors of such Loan Party authorizing the Transactions to be entered into by such Loan Party and the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (3) that attached thereto is a true and complete copy of any relevant powers of attorney if any Loan Party executes a Loan Document pursuant to a power of attorney, (4) as to the incumbency or title and specimen signature of each authorized officer, attorney or director or secretary executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party, (5) other than as to the Parent, entry into the Loan Documents by that Loan Party and its performance of its obligations under the Loan Documents will not result in any breach of section 208 or section 209 or Part 2J.3 of the Corporations Act (or the equivalent provisions of the law of the jurisdiction of incorporation of that Loan Party), (6) such Loan Party’s execution, delivery and performance of the Loan Documents would benefit such Loan Party, and (7) in deciding to commit such Loan Party to Loan Documents, the directors would be acting for a proper purpose reasonably connected with the actual or potential business of such Loan Party;

(vi) a certificate, dated the Effective Date and signed by a Financial Officer of the Borrower, certifying (1) compliance with the conditions precedent set forth in Section 4.01(b) and (c), and (2) based on the Borrower’s projections, in each case after giving pro forma effect (using the criteria therefor described in Section 6.04(i)) to the initial Borrowing contemplated hereunder and the other transactions contemplated hereby, that (A) the Borrower and its Subsidiaries, taken as a whole, will be Solvent and (B) the Borrower and its Subsidiaries will be in pro forma compliance (using the criteria therefor described in Section 6.04(i)) with Sections 6.10 and 6.11 as of June 30, 2012;

(vii) a certificate, dated the Effective Date and signed by a Financial Officer of the Parent, certifying that, after giving pro forma effect (using the criteria therefor described in Section 6.04(i)) to the initial Borrowing contemplated hereunder and the other transactions contemplated hereby, the Parent will be Solvent;

(viii) the Security Agreement duly executed by the Loan Parties party thereto and each document required by law or reasonably requested by the Security Trustee to be filed, registered or recorded in order to create in favor of the Security Trustee for the benefit of the Secured Parties a valid, legal and perfected first-priority Security Interest on the Collateral (subject to any Security Interest expressly permitted by Section 6.02) covered by the Security Agreement or to enable the Security Agreement to be registered (it being understood that a duly completed and executed multi-jurisdictional mortgage statement will be provided as a post closing matter pursuant to Section 5.15), together with all certificates representing Equity Interests in any Subsidiary of the Borrower accompanied by blank signed transfer forms;

(ix) [Reserved];

(x) a copy of the TSA and TFA, in a form approved by the US Agent (acting reasonably);

(xi) the results of searches obtained from the Australian Securities & Investments Commission and searches of the PPS Register with respect to each of the Loan Parties incorporated in Australia, and accompanied by confirmation or evidence satisfactory to the Australian Agent that any Security Interests revealed by any such searches would be permitted under Section 6.02 or have been or will be contemporaneously released or terminated on the Effective Date;

(xii) a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02, each of which, where required by this Agreement, notes the interest of the Security Trustee;

(xiii) true and correct copies of (1) the audited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows of the Parent, as of and for the year ended December 31, 2011, (2) the unaudited consolidated balance sheets and related condensed statements of operations and cash flows of the Parent as of and for the period ended June 30, 2012, (3) the Original Financial Statements and (4) projections prepared by management of the Borrower of statements of financial position and financial performance and cash flow statements of the Borrower and its Subsidiaries through the Maturity Date;

(xiv) all documentation and other information that any Finance Party shall have requested in order to comply with its respective obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case to the extent such documentation and other information shall have been requested reasonably in advance of the Effective Date;

(xv) evidence that an agent for service of process acceptable to the Australian Agent has been appointed by each Australian incorporated Loan Party in respect of the relevant Loan Documents; and

(b) On or before the Effective Date, the Agents and the Lead Arranger shall have received all Fees, and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including, without limitation, the reasonable fees, charges and disbursements of counsel for the Agents) required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(c) Each of the Borrower and its Subsidiaries shall have obtained all authorizations and consents of any Governmental Authority or other persons in each case that are required in connection with the Transactions and the continued operation of the business in substantially the same manner as conducted prior to the date of this Agreement. Each such authorization or consent shall be in full force and effect and all applicable waiting periods shall have expired without any action being taken or threatened by any competent Governmental Authority that would restrain, prevent or otherwise impose adverse conditions on the Transactions. No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing is pending, and the time for any applicable Governmental Authority to take action to set aside its consent on its own motion has expired.

(d) All existing Indebtedness of the Borrower and its Subsidiaries (other than Indebtedness permitted to remain outstanding pursuant to Section 6.01) shall have been (or contemporaneously with the first Utilization, will be) paid in full and all Security Interests securing such Indebtedness shall be released and have been released, or satisfactory arrangements shall have been made with the Security Trustee for such Security Interests to be released following the Effective Date.

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with each of the Finance Parties that so long as this Agreement shall remain in effect and until the Revolving Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Credits have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders, shall otherwise consent in writing, each of the Borrower will, and will cause each of its Subsidiaries to:

SECTION 5.01 Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05.

(b) Qualify and remain qualified as a foreign entity in each jurisdiction in which qualification is necessary in view of its business and operations or the ownership of its properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Do or cause to be done all things necessary to obtain, preserve, renew, extend, maintain and keep in full force and effect the rights, privileges, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; maintain and operate such business in substantially the manner in which it is presently conducted and operated; enter into transactions only at arm’s length; comply in all material respects with all applicable laws, rules, regulations, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure do so could not reasonably be expected to have a Material Adverse Effect; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(d) Promptly take all reasonable steps which are prudent for its business under or in relation to the PPS Law including taking reasonable steps to perfect Security Interests over property of value material to its business granted in its favor.

SECTION 5.02 Insurance.

(a) Maintain insurance with insurance providers that it reasonably considers to be financially sound (including captive insurance companies or through self insurance), in such amounts, with such deductibles and covering such risks and liabilities consistent with past practices and are customarily carried by companies engaged in similar businesses.

(b) Cause all such policies (other than policies relating to public liability, third party claims or workers’ compensation) covering any Collateral to be endorsed or otherwise amended to note the interests of the Security Trustee which notice shall provide that, from and after the Effective Date, if the insurance carrier shall have received written notice from a Security Trustee of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the applicable Loan Party under such policies directly to the Security Trustee; deliver original or certified copies of all such policies to the Security Trustee; cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Australian Agent and the Security Trustee (giving such Agents the right, but not the obligation, to cure defaults in the payment of premiums), or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Australian Agent and the Security Trustee; deliver to the Australian Agent and the Security Trustee, evidence of the insurance maintained pursuant to paragraph (a) above.

SECTION 5.03 Obligations and Taxes. Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Security Interest upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such obligation, Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and Borrower or Subsidiary shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Security Interest.

SECTION 5.04 Financial Statements, Reports, etc.

(a) Financial Statements: The Borrower shall supply to the Australian Agent:

(i) as soon as the same become available, but in any event within 90 days after the end of each of its financial years its audited consolidated Financial Statements for that financial year; and

(ii) as soon as the same become available, but in any event within 45 days after the end of each quarter of each of its financial years (other than when the audited consolidated Financial Statements are being provided in accordance with Section 5.04(a)(i)), its consolidated unaudited management accounts for that quarter.

(b) Compliance Certificate: Concurrent with the delivery of Financial Statements or management accounts pursuant to Section 5.04(a), the Borrower shall supply to the Australian Agent a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Sections 6.10 (Financial Covenants). Each Compliance Certificate shall be signed by one director of the Borrower or two Authorized Officers.

(c) Requirements as to Financial Statements:

(i) Each set of Financial Statements or management accounts delivered by the Borrower pursuant to Section 5.04(a) shall be certified by a Financial Officer or director of the Borrower as representing a true and fair view of the financial position and performance of the Group as at the date as at which those Financial Statements or management accounts were drawn up.

(ii) The Borrower shall procure that each set of Financial Statements or management accounts delivered pursuant to Section 5.04(a) is prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of Financial Statements or management accounts, the Borrower notifies the Australian Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors and it delivers to the Australian Agent:

(A) a description of any change necessary for those Financial Statements or management accounts to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(B) sufficient information, in form and substance as may be reasonably required by the Australian Agent, to enable the Australian Agent to determine whether Sections 6.10 and 6.11 have been complied with and make an accurate comparison between the financial position indicated in those Financial Statements or management accounts and the Original Financial Statements.

Any reference in this Agreement to those Financial Statements or management accounts shall be construed as a reference to those Financial Statements or management accounts as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

(d) The Borrower will promptly upon receipt thereof, supply copies of any audit or other reports delivered to the board of directors of the Borrower (or the audit committee of such board) by an independent registered public accounting firm in connection with such firm’s audit of the consolidated Financial Statements of the Group if such reports identify material weaknesses in internal controls over financial reporting of the Group;

(e) The Borrower will supply, promptly following a request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; and

(f) The Borrower will promptly, from time to time, supply such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as any Finance Party may reasonably request.

(g) Within a reasonable amount of time after the last day of each fiscal quarter, the Borrower will provide to the Australian Agent an updated version of the Group Structure Diagram if any details in the Group Structure Chart previously provided under Section 4.02 or this Section 5.04(g) are incorrect as a result of changes made after the date hereof.

Documents required to be delivered pursuant this Section 5.04 may be delivered electronically and, in the case of Sections 5.04(a) shall be deemed to have been delivered if such documents, or one or more annual, quarterly or other reports or statements containing such documents, shall have been posted on the Borrower’s behalf on Intralinks or another website, if any, to which each Lender, the Australian Agent and the US Agent have access (whether a commercial, third-party website or whether sponsored by the Australian Agent). The Australian Agent shall not have any obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

SECTION 5.05 Litigation and Other Notices. Upon obtaining knowledge thereof, furnish to the Australian Agent prompt written notice of the following:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) a copy of any form of written notice, summons, or citation received from any Governmental Authority or any other person, (i) concerning material violations or alleged violations of Environmental Laws, which seeks or threatens to impose liability on the Borrower or its Subsidiaries therefor, (ii) alleging liability for any material action or omission on the part of the Borrower or any of its Subsidiaries in connection with any Release of Hazardous Material, (iii) providing any written notice of potential responsibility or liability under any Environmental Law, or (iv) concerning the filing of a Security Interest other than a Permitted Security Interest upon, against or in connection with the Borrower or any of its Subsidiaries, or any of their leased, licensed or owned material property, wherever located, in each of cases (i) through (iv) that, individually or in the aggregate, could reasonably be expected to result in a liability (to the extent not covered by insurance) of the Borrower or any of its Subsidiaries in an aggregate amount exceeding AUD$25,000,000; or

(d) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 5.06 Information Regarding Collateral. Furnish to the Australian Agent prompt (and in any event within 30 days of the occurrence thereof) written notice (a) of any change in the legal name, corporate structure, jurisdiction of organization or formation or organizational identification number of the Parent, the Borrower or any Subsidiary; and (b) if any material portion of the Collateral is expropriated, damaged or destroyed.

SECTION 5.07 Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Subsidiary to, permit any representatives designated by any Agent or any Lender to visit and inspect the financial records and the properties of the Borrower or any Subsidiary and to make extracts from and copies of such financial records, and permit any representatives designated by any Agent or any Lender to discuss the affairs, finances and condition of the Borrower or any Subsidiary with the corporate officers thereof and of the Parent and independent accountants therefor, all at the expense of the Borrower (provided that such expenses are reasonable) and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the applicable Loan Party; provided that the Loan Parties shall be responsible for such expenses not more than one (1) time per year unless an Event of Default has occurred and is continuing, in which case the Loan Parties shall be responsible for all such expenses.

SECTION 5.08 Use of Proceeds. Use the proceeds of the Loans and request the issuance of Credits only for the purposes set forth in Section 3.13.

SECTION 5.09 Further Assurances. At its sole cost and expense, (a) execute any and all further documents, agreements and instruments, and take all further action that may be required under applicable law, or that any Agent may reasonably request, in order to (i) effectuate the transactions contemplated by the Loan Documents, (ii) grant, preserve, protect and perfect the enforceability, validity and first priority of the Security Interests created or intended to be created by the Security Documents (including without limitation under the PPS Law), (iii) enable a Secured Party to apply for any registration, or give any notification, in connection with any Security Interest created by any Loan Document so that the Security Interest has the priority required by or contemplated under the Loan Documents, (iv) enable a Secured Party to exercise rights in connection with any Security Interest created by any Loan Document in accordance with the Loan Documents; or (v) perfect the rights and powers afforded, created, or intended to be afforded or created, by any Loan Document.

(b) Cause any subsequently acquired or organized Wholly Owned Subsidiary to execute a supplement making it a party to the Subsidiary Guarantee Agreement and each applicable Security Document in favor of the Security Trustee, in each case within forty five (45) days (or such longer period as may be agreed to by the US Agent) after such acquisition, organization or change in status.

SECTION 5.10 Licenses. Ensure that (a) appropriate licenses are in place with an Affiliate Australian Land Company on terms acceptable to the US Agent in respect of all land owned or leased by an Affiliate Australian Land Company to allow the Loan Parties (other than the Parent) to use that land, that (b) no amendments are made to those licenses except (i) with the prior consent of the US Agent (acting reasonably) and (ii) amendments that are of an administrative or minor nature, (c) there is ongoing compliance with the licenses and (d) that, in respect of all land subject to such licenses, a Land Access Agreement is in place with the Security Trustee (duly executed by all required parties), including (amongst other matters) provisions consenting to the creation of Security Interests under the Security Documents and enforcement of rights under such Security Documents).

SECTION 5.11 Tax Consolidation. The Borrower shall ensure (a) that the TSA and TFA are each maintained in full force and effect (including, with respect to the TSA, as against the Commissioner of Taxation) at all times on terms approved by the US Agent (acting reasonably) and not amended except (i) with the prior consent of the US Agent (acting reasonably), (ii) amendments that are of an administrative or minor nature, (iii) amendments consequential on any conversion of a Consolidated Group to an MEC group, (iv) amendments reasonably required in connection with a Change in Law or administrative practice or change in accounting principles (v) where (A) a new member of the PTI Tax Group is required to accede to the TSA or the TFA, and (B) in the event than an exiting member of the PTI Tax Group is required to be released from the TSA or the TFA, and (vi) amendments which favor and benefit the Loan Parties over non-Loan Parties, provided that in the case of subparagraphs (iii), (iv), (v) and (vi) above, the amendments are not adverse to any Finance Party and could not reasonably be expected to result in an adverse consequence to any Finance Party and (b) each member of the Group complies with the TSA and the TFA.

SECTION 5.12 Constituent Documents. Ensure that no changes are made to the constituent documents of any Loan Party that could reasonably be expected to have a Material Adverse Effect without the US Agent’s prior written consent which consent must not be unreasonably delayed or withheld.

SECTION 5.13 Anti-Money Laundering Laws. The Borrower will, and will ensure that each of the Parent and its Subsidiaries will, conduct its operations at all times in compliance with Anti-Money Laundering Laws.

SECTION 5.14 Real Property; Land Access Agreement. The Borrower will ensure that (a) within 180 days of the Effective Date or such extended time as the US Agent shall permit in its sole discretion, all freehold real property, the lease of land of Acacia Street, Moranbah, Queensland (lot 1 of SP220917) and, to the extent it is in existence, the lease of land at 319 Putty Road, Glenridding, Singleton, New South Wales (excluding any fixtures, fittings, plant and equipment or any personal property of any nature of the Borrower or its Subsidiaries located on such real property) owned by the Borrower or any of its Subsidiaries as of the Effective Date has been transferred to an Affiliate Australian Land Company, (b) all freehold land purchased by the Borrower under the Karratha Village Lease (excluding any fixtures, fittings, plant and equipment or any personal property of any nature of the Borrower or its Subsidiaries located on such land) is transferred to an Affiliate Australian Land Company within 30 days of completion of the purchase of that land and (c) not later than the date on which any real property is transferred as contemplated by paragraph (a), paragraph (b), Section 6.04(i)(iv) or Section 6.05(c), that a Land Access Agreement in respect of such real property has been executed by the relevant Loan Party and an Affiliate Australian Land Company, and where the land the subject of such agreement is not owned by an Affiliate Australian Land Company and housing accommodations are located on such land, the registered proprietor of such land, and has been delivered to the US Agent. As to each Third Party Lease (other than the Karratha Village Lease), (x) if housing accommodations are located on the land covered by such Third Party Lease or if housing accommodations are to be constructed on such land, then the Borrower will ensure that a Land Access Agreement in respect of the land covered by such lease will be executed by the relevant Loan Party, relevant Affiliate Australian Land Company, if applicable, and the registered proprietor of such land, and delivered to the US Agent; provided that, as to land where housing accommodations are to be constructed thereon, such Land Access Agreement shall not be required until immediately prior to commencement of the construction of such accommodations; and (y) otherwise, the Borrower will use commercially reasonable endeavors to have a Land Access Agreement in respect of the land covered by such Third Party Lease executed by the relevant Loan Party, relevant Affiliate Australian Land Company, if applicable, and the registered proprietor of such land and delivered to the US Agent.

SECTION 5.15 Landlord Consents. Where the terms of any lease to which any Loan Party (other than the Parent) is a party requires the consent of the lessor for the relevant Loan Party to grant a Security Interest over its rights under that lease, the Borrower will (a) if such lessor is an Affiliate Australian Land Company, ensure that consent from such affiliate is obtained at the time such lease is entered into, and (b) otherwise, use its commercially reasonable endeavors to ensure that consent from the applicable lessor (other than as to the Karratha Village Lease) is obtained as soon as practicable after the date of this Agreement.

SECTION 5.16 Stamp Duty. The Borrower will ensure that, within 30 days of the Effective Date or such extended time as the US Agent shall permit in its sole discretion, the US Agent shall have received (i) a multi-jurisdictional mortgage statement signed on behalf of the Borrower and each other Loan Party incorporated in Australia who provides security where any of the relevant Collateral is situated or taken under the Duties Act 1997 (NSW) to be situated in New South Wales and (ii) cleared funds sufficient to pay any duty payable.

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Revolving Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Credits have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not cause or permit any of its Subsidiaries to:

SECTION 6.01 Indebtedness. On or after the Effective Date, incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the date hereof and set forth in Schedule 6.01, and any extensions, renewals or replacements of such Indebtedness to the extent the principal amount of such Indebtedness is not increased, neither the final maturity nor the weighted average life to maturity of such Indebtedness is decreased, such Indebtedness, if subordinated to the Obligations, remains so subordinated on terms not less favorable to the Lenders and the original obligors in respect of such Indebtedness remain the only obligors thereon;

(b) Indebtedness created hereunder and under the other Loan Documents;

(c) intercompany Indebtedness among the Borrower and the Subsidiaries to the extent permitted by Sections 6.04(a), (f), (k), (l) and (m);

(d) Indebtedness under bid bonds, labor and materials payment bonds, performance bonds and similar bonds or bank guarantees or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business;

(e) unsecured Indebtedness of the Borrower and guarantees thereof by the Subsidiary Guarantors; provided that (i) as of the date of incurrence, the Borrower would be in compliance with the covenants set forth in Sections 6.10 and 6.11 as of the most recently completed period of four consecutive fiscal quarters ending prior to such transaction for which the Financial Statements or management accounts required by Section 5.04(a) have been delivered, after giving pro forma effect (using the criteria therefor described in Section 6.04(i)) to such transaction as if such transaction had occurred as of the first day of such period, and (ii) the aggregate outstanding principal amount of all such unsecured Indebtedness shall not exceed AUD20,000,000; and

(f) secured Indebtedness of the Borrower and guarantees thereof by the Subsidiary Guarantors for purchase money obligations; provided that, as of the date of incurrence, (i) the Security Interests securing such Indebtedness would be permitted under Section 6.02(j) and (ii) the Borrower would be in compliance with the covenants set forth in Sections 6.10 and 6.11 as of the most recently completed period of four consecutive fiscal quarters ending prior to such transaction for which the Financial Statements or management accounts required by Section 5.04(a) have been delivered, after giving pro forma effect (using the criteria therefor described in Section 6.04(i)) to such transaction as if such transaction had occurred as of the first day of such period.

SECTION 6.02 Security Interests. On or after the Effective Date, create, incur, assume or permit to exist any Security Interest on any property or assets (including stock or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a) Security Interests existing on the Effective Date and set forth in Schedule 6.02; provided that such Security Interests shall secure only those obligations which they secure on the date hereof and extensions, renewals and replacements thereof permitted hereunder;

(b) any Security Interest created under the Loan Documents;

(c) Security Interests for Taxes not yet due or which are being contested in compliance with Section 5.03;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Security Interests arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in compliance with Section 5.03;

(e) any netting or set-off arrangement entered into by any member of the Group on ordinary commercial terms in the ordinary course of the Group’s transactional banking arrangements for the purposes of netting debit and credit balances relating to those transactional banking arrangements;

(f) Security Interests, pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(g) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (including Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of the Subsidiaries;

(i) Security Interests arising out of judgments or awards in respect of which the Borrower or any of the Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings; provided that the aggregate amount of all such judgments or awards (and any cash and the fair market value of any property subject to such Security Interests) does not exceed AUD$5,000,000 at any time outstanding;

(j) purchase money security interests (as defined in the PPS Act) in equipment hereafter acquired by the Borrower or any Subsidiary in the ordinary course of their business; provided that (i) such security interests secure Indebtedness permitted by Section 6.01, (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 90 days after such acquisition, and (iii) such security interests do not apply to any other property or assets of the Borrower or any Subsidiary; and

(k) a Security Interest over or affecting assets of any entity which becomes a member of the Group after the date of this Agreement where the Security Interest is created prior to the date on which that entity becomes a member of the Group, if (i) it was not created in contemplation of the acquisition of that entity; (ii) the principal amount secured has not been increased in contemplation of, or since the acquisition of that entity; and (iii) it is removed or discharged within 3 months of the entity becoming a member of the Group.

SECTION 6.03 Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent, license or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (i) the Indebtedness or Security Interests arising therefrom, if any, are permitted by Section 6.01 and 6.02, respectively or (ii) such sale or transfer is of land owned by any Loan Party on the Effective Date which is transferred within 180 days after the Effective Date to an Affiliate Australian Land Company.

SECTION 6.04 Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other person (referred to herein as an “Investment”), except:

(a) Investments of the Borrower and its Subsidiaries in existence on the Effective Date and set forth on Schedule 6.04;

(b) Permitted Investments;

(c) accounts receivable owing to the Borrower or any of the Subsidiaries arising from sales of inventory or the provision of services in the ordinary course of business;

(d) advances to directors, officers and employees of the Borrower or any of the Subsidiaries to meet expenses incurred by such directors, officers and employees in the ordinary course of business, in an aggregate amount not to exceed AUD$5,000,000 at any time outstanding;

(e) securities of any customer of the Borrower or any Subsidiary received in lieu of cash payment, if the Borrower reasonably deems such customer to be in a reorganization or unable to make a timely cash payment on Indebtedness of such customer owing to it, provided that the Borrower or such Subsidiary, as the case may be, has paid no new consideration (other than forgiveness of Indebtedness) therefor;

(f) Investments of a Loan Party (other than the Parent) in or to another Loan Party (other than the Parent);

(g) [Reserved];

(h) the Borrower may enter into Hedging Agreements to the extent permitted by Section 6.12;

(i) the Borrower and its Subsidiaries may acquire all or substantially all the assets of a person or line of business of such person, or Equity Interests of a person that would become a wholly owned Subsidiary (in each case referred to herein as the “Acquired Entity”); provided that (any acquisition of an Acquired Entity meeting all the criteria of this Section 6.04(i) being referred to herein as a “Permitted Acquisition”) at the time of such transaction:

(i) both before and after giving effect thereto, no Event of Default or Default shall have occurred and be continuing;

(ii) with respect to a transaction that is greater than AUD$10,000,000, the Borrower would be in compliance with the covenants set forth in Sections 6.10 and 6.11 as of the most recently completed period of four consecutive fiscal quarters ending prior to such transaction for which the financial statements required by Section 5.04(a) have been delivered, after giving pro forma effect to such transaction and to any other event occurring during or after such period as to which pro forma recalculation is appropriate (including any Asset Sale and any other transaction described in this Section 6.04(i) occurring during or after such period) as if such transaction had occurred as of the first day of such period;

(iii) after giving effect to such acquisition, there must be at least AUD$10,000,000 of Revolving Commitments unused and available; and

(iv) such acquisition as the case may be, shall not include leasehold or freehold real property , unless (A) the acquisition is a result of an acquisition of Equity Interests of a person and all of the leasehold or freehold real property that person owns is transferred to an Australian Affiliate Land Company on or before the time that the Acquired Entity executes a supplement making it a party to the Subsidiary Guarantee Agreement pursuant to Section 5.09(b) and, to the extent required under Section 5.14, a Land Access Agreement in respect of such real property has been executed by the relevant Loan Party, the Affiliate Australian Land Company and, where the land the subject of such agreement is not owned by an Affiliate Australian Land Company, the registered proprietor of that land and that executed agreement has been delivered to the US Agent on or prior to the date of transfer, or (B) such leasehold or freehold real property becomes Collateral upon the acquisition thereof subject to Security Documents acceptable to the US Agent;

provided, however that all pro forma calculations required to be made pursuant to this Section 6.04(i) shall (A) include only those adjustments that would be permitted or required by Regulation S-X under the Securities Act of 1933, as amended and (B) be certified to by a Financial Officer as having been prepared in good faith based upon reasonable assumptions;

(j) Investments consisting of non-cash proceeds of Asset Sales;

(k) Investments of the Borrower and other Subsidiaries in any Wholly Owned Subsidiary;

(l) Investments by a Subsidiary that is not a Loan Party in or to a Loan Party; and

(m) other Investments, without duplication, in an aggregate amount (valued at cost or outstanding principal amount, as the case may be) not greater than 15% of the Borrower’s Consolidated Net Worth calculated on the date of such Investment as of the most recent fiscal quarter for which financial statements or management accounts are available.

SECTION 6.05 Mergers, Consolidations, Sales of Assets and Acquisitions. (a) Merge, amalgamate or consolidate with or into any other person, or permit any other person to merge, amalgamate or consolidate with or into it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) as part of any Asset Sale all or substantially all of the assets of a Loan Party (whether now owned or hereafter acquired) or less than all or substantially all of the Equity Interests of any Loan Party (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that any Subsidiary of the Borrower may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.

(b) Engage in any Asset Sale not otherwise permitted under paragraph (a) above unless (i) such consideration is at least equal to the fair market value of the assets being sold, transferred, leased or disposed of, and (ii) the fair market value of all assets sold, transferred, leased or disposed of pursuant to this paragraph (b) after the Effective Date shall not exceed AUD 20,000,000 in the aggregate in any fiscal year.

(c) Acquire any freehold or leasehold real property unless (A) the acquisition is a result of an acquisition of Equity Interests of a person and all of the leasehold or freehold real property owned by that person is transferred to an Australian Affiliate Land Company on or before the time that the Acquired Entity executes a supplement making it a party to the Subsidiary Guarantee Agreement pursuant to Section 5.09(b) and, to the extent required under Section 5.14, a Land Access Agreement in respect of such real property has been executed by the relevant Loan Party, the Affiliate Australian Land Company and, where the land the subject of such agreement is not owned by an Affiliate Australian Land Company, the registered proprietor of that land and that executed agreement has been delivered to the US Agent on or prior to the date of transfer, or (B) such property becomes Collateral upon the acquisition thereof subject to Security Documents acceptable to the US Agent.

SECTION 6.06 Restricted Payments; Restrictive Agreements. (a) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that (i) any Subsidiary may declare and pay dividends or make other distributions ratably to its equity holders of a given class, and (ii) so long as (A) no Event of Default or Default shall have occurred and be continuing or result therefrom, (B) at least AUD$50,000,000 of the Revolving Commitments is unused and available after giving effect to such Restricted Payment, and (C) the Borrower would be in compliance with the covenants set forth in Sections 6.10 and 6.11 as of the most recently completed period of four consecutive fiscal quarters ending prior to such transaction for which the Financial Statements or management accounts required by Section 5.04(a) have been delivered, after giving pro forma effect (using the criteria therefor described in Section 6.04(i) to such transaction and to any other event occurring during or after such period as to which pro forma recalculation is appropriate as if such transaction had occurred as of the first day of such period), the Borrower may make Restricted Payments in any amount.

(b) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Security Interest upon any of its property or assets in favor of a Security Trustee or any successor thereto under any agreement that replaces or refinances this Agreement, or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (C) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (D) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.07 Transactions with Affiliates. Except for transactions by or among Loan Parties and transactions expressly permitted under this Agreement, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that the Borrower or any Subsidiary may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties.

SECTION 6.08 Business of Borrower and Subsidiaries. Make any substantial change to the general nature of the business or business activity carried on as of the Effective Date.

SECTION 6.09 Other Indebtedness and Agreements. (a) Permit any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Material Indebtedness of the Borrower or any of the Subsidiaries is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would increase the interest rate thereon, shorten the final maturity or the average life thereof or cause an Event of Default.

(b) Make any distribution, whether in cash, property, securities or a combination thereof, other than regular scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions), in respect of, or pay, or offer or commit to pay, or directly or indirectly (including pursuant to any Synthetic Purchase Agreement) redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Subordinated Indebtedness, except (i) to the extent the Borrower could make a Restricted Payment pursuant to Section 6.06(a) or (ii) to the extent any Subordinated Indebtedness is repaid with the proceeds of a refinancing of such Subordinated Indebtedness permitted under Section 6.01(a) or Section 6.01(e).

SECTION 6.10 Financial Covenants.

(a) Permit the Interest Coverage Ratio, measured on each Ratio Date, to be less than 4.0 to 1.0 for any period of four consecutive fiscal quarters of the Borrower, in each case taken as one accounting period.

(b) Permit the Leverage Ratio, measured on each Ratio Date, to be more than 3.0 to 1.0 for any period of four consecutive fiscal quarters of the Borrower, in each case taken as one accounting period.

SECTION 6.11 Hedging Agreements. Enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

SECTION 6.12 Cross-guarantee. No Loan Party shall enter into a deed of cross-guarantee for the purposes of ASIC Class Order [CO 98/1418] other than with another Loan Party.

SECTION 6.13 Sanction Laws and Regulations. (a) Shall not, directly or indirectly, use the proceeds of the facilities under the Loan Documents, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity (i) to fund any activities or business of or with any Designated Person, or in any country or territory that at the time of such funding is the subject of any sanctions under any Sanctions Laws and Regulations, or (ii) in any other manner that would result in a violation of any Sanctions Laws and Regulations by any party to this Agreement.

(b) Ensure that none of the funds or assets of the Borrower or other members of the Group that are used to pay any amount due pursuant under the Loan Documents shall constitute funds obtained from transactions with or relating to Designated Persons or countries which are the subject of sanctions under any Sanctions Laws and Regulations, including but not limited to, Iran, Sudan, Cuba, Myanmar, Syria, and North Korea.

SECTION 6.14 Anti-Corruption Laws. Ensure that the Borrower, the other Loan Parties and other members of the Group will not, by act or omission, become subject to regulation under any of the laws or regulations described in Section 3.27 (Anti-Corruption Laws).

ARTICLE VII

Events of Default

SECTION 7.01 Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Credits hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement, management accounts or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished; provided that (i) to the extent that any representation or warranty is qualified as to “Material Adverse Effect” or otherwise as to “materiality”, such representation and warranty shall prove to be incorrect in any respect when made or deemed to be made, (ii) no Event of Default will occur in relation to a representation being incorrect or misleading if the default is capable of remedy and is remedied within the earlier of 10 days of the Australian Agent giving notice to the Borrower or the Borrower becoming aware of such default, and (iii) each Event of Default arising under this clause (a) solely as a result of a representation or warranty incorporated into the Parent Guarantee under Section 9(b) therein, shall be automatically waived and no longer in effect if the requisite lenders under the U.S. Parent Credit Agreement have waived (through amendment, waiver, consent or otherwise) the event of default arising thereunder as a result of the corresponding representation or warranty thereunder being false or misleading;

(b) default shall be made in the payment in the applicable currency of any principal of any Loan or the reimbursement with respect to any Credit Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment in the applicable currency of any interest on any Loan or any Fee or Credit Disbursement or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(d) default shall be made in the due observance or performance by (i) the Borrower of any covenant, condition or agreement contained in Section 5.01(a), 5.05(a), 5.08 or in Article VI or (ii) by Parent of the covenants incorporated in Section 9(c) of the Parent Guarantee; provided that (A) no Event of Default will occur in relation to any such incorporated covenant under this clause (ii) unless such applicable notice requirement provided under the U.S. Parent Credit Agreement has been provided and such applicable grace period provided under the U.S. Parent Credit Agreement has passed, and (B) each Event of Default arising under this clause (ii) as a result of a breach of an incorporated covenant shall be automatically waived and no longer in effect if the requisite lenders under the U.S. Parent Credit Agreement have waived (through amendment, waiver, consent or otherwise) the event of default arising under the U.S. Parent Credit Agreement as a result of a breach in the corresponding covenant thereunder;

(e) default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in Section 7.01(a), (b), (c) or (d)) and such default shall continue unremedied for a period of 30 days after the earlier of (i) notice thereof from any Agent or any Lender to the Borrower or (ii) any Responsible Officer of the Borrower or the Parent obtains actual knowledge thereof;

(f) (i) the Borrower or any Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable, or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(g) (i) A Loan Party or any member of the Group (1) in the case of the Borrower or any of its Subsidiary Guarantors, is or is presumed or is deemed to be unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts; or (2) in the case of the Parent, is not Solvent; or (ii) a moratorium is declared in respect of any indebtedness of any Loan Party or any member of the Group.

(h) Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Loan Party or member of the Group other than a solvent winding-up or reorganization of any member of the Group which is not a Loan Party except an application made to a court for the purposes of winding up such a person which is disputed by a Loan Party acting diligently and in good faith and dismissed within 10 Business Days;

(ii) a composition, assignment or arrangement with any creditor of any Loan Party or member of the Group;

(iii) the appointment of a liquidator (other than in respect of a solvent winding-up of a member of the Group which is not a Loan Party), Controller, administrator, receiver, administrative receiver, compulsory manager or other similar officer in respect of any Loan Party or member of the Group or any of its assets except (other than in the case of the appointment of an administrator) an application made to a court for the purposes of appointing such a person which is disputed by a Loan Party acting diligently and in good faith and dismissed within 10 Business Days); or

(iv) enforcement of any Security Interest over any assets of any Loan Party or member of the Group, or any analogous event occurs in any jurisdiction.

(i) Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Loan Party or member of the Group having an aggregate value of, (i) in the case of a Loan Party (other than the Parent) or any member of the Group, AUD$20,000,000 or (ii) in the case of the Parent, AUD$50,000,000;

(j) A judgment in an amount exceeding (i) in the case of the Borrower or Subsidiary Guarantor, AUD$5,000,000, or in (ii) in the case of the Parent, AUD$10,000,000 is obtained against a Loan Party, or any member of the Group and is not discharged within 10 Business Days, unless the Loan Party or member of the Group will or has appealed such judgment before the expiry of the period in which the Loan Party or member of the Group can appeal and has set aside sufficient reserves to pay such judgment should an appeal not be made within the relevant period or be unsuccessful;

(k) any Guarantee under any Guarantee Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under its Guarantee Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);

(l) any Security Interest created or purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid, perfected, first priority Security Interest (except as otherwise expressly provided in this Agreement or such Security Document) over the assets covered thereby;

(m) any Event of Default under, and as defined in, the U.S. Parent Credit Agreement shall have occurred and is continuing; or

(n) there shall have occurred a Change in Control.

SECTION 7.02 Optional Acceleration of Maturity. If any Event of Default shall have occurred and be continuing, then, and in any such event:

(a) the Australian Agent (i) shall at the request, or may, with the consent, of the Required Lenders, by notice to the Borrower, declare the Revolving Commitments and the obligation of each Lender and the Issuing Bank to make extensions of credit hereunder, including making Loans and issuing Credits, to be terminated, whereupon the same shall forthwith terminate, and/or (ii) shall at the request, or may, with the consent, of the Required Lenders, by notice to the Borrower, declare all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;

(b) the Borrower shall, on demand of the Australian Agent at the request or with the consent of the Required Lenders, Cash Collateralize the Credits in accordance with Section 2.22(k); and

(c) the Security Trustee shall at the request of, or may with the consent of, the Required Lenders proceed to enforce the Security Trustee’s rights and remedies under the Security Documents, this Agreement, and any other Loan Document for the ratable benefit of the Secured Parties, including, if required, by appropriate proceedings.

SECTION 7.03 Automatic Acceleration of Maturity. If any Event of Default pursuant to Section 7.01(g) or (h) shall occur with respect to the Parent:

(a) (i) the Revolving Commitments and the obligation of each Lender and the Issuing Bank to make extensions of credit under the Loan Documents, including making Loans and issuing Credits, shall terminate, and (ii) all principal, interest, fees, reimbursements, indemnifications, and all other amounts payable under this Agreement and the other Loan Documents shall become and be forthwith due and payable in full, without notice of intent to demand, demand, presentment for payment, notice of nonpayment, protest, notice of protest, grace, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices, all of which are hereby expressly waived by the Borrower;

(b) the Borrower shall Cash Collateralize the Credits in accordance with Section 2.22(k); and

(c) the Security Trustee shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Security Documents, this Agreement, and any other Loan Document for the ratable benefit of the Secured Parties including, if required, by appropriate proceedings.

SECTION 7.04 Non-exclusivity of Remedies. No remedy conferred upon any of the Secured Parties is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

SECTION 7.05 Application of Proceeds. From and during the continuance of any Event of Default, any monies or property actually received by an Agent pursuant to this Agreement or any other Loan Document, the exercise of any rights or remedies under any Security Document or any other agreement with any Loan Party which secures any of the Secured Obligations, shall be applied in the following order:

(a) First, to payment of the reasonable expenses, liabilities, losses, costs, duties, fees, charges or other moneys whatsoever (together with interest payable thereon) as may have been paid or incurred in, about or incidental to any sale or other realization of Collateral, including reasonable out-of-pocket expenses and indemnities, in each case for which any Agent or any Finance Party is to be reimbursed pursuant to this Agreement or any other Loan Document and that are then due and payable;

(b) Second, to the ratable payment of (i) accrued but unpaid Fees and other fees owing to the Issuing Bank and the Lenders in respect of the Loans and Credits under the Loan Documents and (ii) accrued but unpaid Fees and other fees owing to the NAB Lender in respect of the NAB Bilateral Obligations;

(c) Third, to the ratable payment of (i) accrued but unpaid interest on the Loans and any unpaid Credit Disbursements, the Credit Participation Fees, the Issuing Bank Fees and other fee then due and payable under any Loan Document and (ii) accrued but unpaid interest on loans and other credit extensions then due and payable under the NAB Bilateral Agreement;

(d) Fourth, to the ratable payment of all outstanding principal of the Loans and Credit Disbursements, all Banking Services Obligations owing to any Lender or Affiliate thereof, all Hedging Obligations of the Borrower or its Subsidiaries owing to any Lender or Affiliate thereof according to the unpaid termination amounts thereof, if any, then due and payable, all NAB Bilateral Obligations of the Borrower owing to the NAB Lender then due and payable, and to Cash Collateralize the Aggregate Credit Exposure in accordance with Section 2.22(i);

(e) Fifth, to the ratable payment of all obligations to Cash Collateralize the Aggregate Credit Exposure in accordance with Section 2.22(k), if required;

(f) Sixth, ratably, according to the then unpaid amounts thereof, without preference or priority of any kind among them, to the ratable payment of all other Secured Obligations then due and payable which relate to Loans and Credits which are owing to the Secured Parties;

(g) Seventh, to the ratable payment of any other outstanding Secured Obligations then due and payable; and

(h) Eighth, any excess after payment in full of all Secured Obligations shall be paid to the Borrower or any other Loan Party as appropriate or to such other person who may be lawfully entitled to receive such excess;

provided that the Security Trustee may apply, if required by law, the proceeds of any enforcement of a Security Document which it receives to the holder of a Security Interest of which the Security Trustee has actual knowledge which has priority in respect of the Collateral secured under relevant Security Document for amounts which are due and payable in accordance with the terms of that priority Security Interest, in order of priority.

ARTICLE VIII

The Australian Agent, the US Agent, the Security Trustee,

the Issuing Bank and the Swing Line Lender

SECTION 8.01 Appointment and Authority. (a) Each of the other Finance Parties hereby irrevocably appoints JPM Australia to act on its behalf as the Australian Agent and JPMCB to act on its behalf as the US Agent, in each case, hereunder and under the other Loan Documents. Each of the Lenders, the Swing Line Lender and the Issuing Bank authorizes each Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents, the Lenders and the Issuing Bank, and no Loan Party shall have rights as a third party beneficiary of any of such provisions. Each of the Finance Parties (in its capacity as a Finance Party and as an Affiliate of any other Secured Party on behalf of such Secured Party) and Loan Parties hereby acknowledges and confirms their agreement to the terms of the Security Trust Deed and that the Security Trustee is subject to the Security Documents, the Land Access Agreements and each other Loan Document to which it is a party as trustee for and on behalf of the Secured Parties on the terms and conditions of the Security Trust Deed and other terms and conditions set forth in the applicable Loan Documents.

(b) The Australian Agent’s duties under the Loan Documents are solely mechanical and administrative in nature. Where the Australian Agent provides services in connection with the administration of the facilities provided under this Agreement, that is, when it calculates rates and amounts, keeps records, receives and distributes payments and information received from the Borrower and receives and deals with Borrowing Requests, it does not provide those services as agent for the other Secured Parties but as principal but the remainder of this Section 8 applies.

SECTION 8.02 Rights as a Lender. The person serving as an Agent or the Issuing Bank or a Swing Line Lender hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, the Issuing Bank or a Swing Line Lender and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the person serving as an Agent, the Issuing Bank or the Swing Line Lender hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Agent, the Issuing Bank or a Swing Line Lender hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03 Exculpatory Provisions. None of the Agents, Issuing Bank or the Swing Line Lender shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, none of the Agents or the Issuing Bank:

(a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent, Issuing Bank or Swing Line Lender is required to exercise as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that such Agent, Issuing Bank or Swing Line Lender shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent, Issuing Bank or Swing Line Lender to liability or that is contrary to any Loan Document or legal requirement and provided that in the case of any Agent it is provided with such security as it may require for any cost, loss or liability (including any associated GST) which it may incur in complying with any such direction. In the absence of any such directions, the relevant Agent, Issuing Bank or Swing Line Lender may act as it sees fit; and

(c) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates or Subsidiaries that is communicated to or obtained by the person serving as Agent, Issuing Bank, Swing Line Lender or any of their respective Affiliates in any capacity.

None of the Agents or the Issuing Bank shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) or (ii) in the absence of its own gross negligence or willful misconduct. None of the Agents, the Issuing Bank and the Swing Line Lender shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent, Issuing Bank or Swing Line Lender by the Borrower, a Loan Party, a Lender or the Issuing Bank. Notwithstanding any other provision of any Loan Document to the contrary, no Agent is obliged to do or to omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

None of the Agents, Issuing Bank or the Swing Line Lender shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent, Issuing Bank or Swing Line Lender or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to such Agent, Issuing Bank or Swing Line Lender.

No party to any Loan Document (other than the relevant Agent) may take any proceedings against any officer, employee or agent of any Agent in respect of any claim it might have against that Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Loan Document and any officer, employee or agent of any Agent may rely on this clause.

No Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Loan Documents to be paid by that Agent if that Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognized clearing or settlement system used by that Agent for that purpose.

SECTION 8.04 Reliance by the Agents, the Issuing Bank and the Swing Line Lender. Each of the Agents, Issuing Bank and the Swing Line Lender shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each of the Agents, the Issuing Bank and the Swing Line Lender also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Credit, that by its terms must be fulfilled to the satisfaction of another Finance Party, the Australian Agent may presume that such condition is satisfactory to such Finance Party unless the Australian Agent shall have received notice to the contrary from such Finance Party prior to the making of such Loan or the issuance of such Credit. An Agent, Issuing Bank or Swing Line Lender may consult with legal counsel (who may be counsel for a Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05 Delegation of Duties. Each of the Agents may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more agents or sub-agents appointed by such Agent. Each of the Agents and any of their respective agents or sub-agents may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such agent or sub-agent and to the Related Parties of such Agent and any such agent or sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Agent.

SECTION 8.06 Resignation of an Agent, Issuing Bank or the Swing Line Lender.

(a) An Agent may resign at any time by giving prior written notice thereof to the other Finance Parties and the Borrower, such resignation to be effective upon the appointment of a successor Agent. Upon any such resignation, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Finance Parties, a successor Australian Agent, US Agent or Security Trustee, as applicable, which shall be a financial institution with an office in Sydney or Melbourne, Australia or, in the case of the resignation of the US Agent, a successor US Agent, which shall be an affiliate of the Australian Agent and a financial institution with an office in New York, United States of America. If no such successor Agent shall have been so appointed by the Required Lenders within twenty (20) days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrower and the Lenders, such successor Agent. If the Australian Agent or the US Agent has resigned and no such successor Australian Agent or US Agent, as applicable, has been appointed, the Required Lenders may perform all the duties of such Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Required Lenders until such successor Agent shall have been appointed as provided herein. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment or, in the case of a successor Security Trustee, upon the execution and delivery of all necessary amendments, supplements or documents to reflect such successor Security Trustee, and filing or recording of such documents, amendments or supplements, as applicable, and such other amendments or supplements to the Security Documents, any other Loan Documents and transfer documents, and such other instruments or notices, and provision of such other documents (including title documents in its possession), as may be necessary or desirable, or as the Required Lenders may reasonably request, in order to continue the perfection of the Security Interests granted or purported to be granted by the Security Documents. Upon the acceptance of any appointment as Agent hereunder and under the other Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the effectiveness of the resignation of an Agent, the resigning Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation of an Agent, the provisions of this Article VIII shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as an Agent hereunder and under the other Loan Documents.

(b) Any resignation by JPM Australia as Australian Agent or JPMCB as US Agent pursuant to this Section shall also constitute the resignation by JPMCB as the Issuing Bank and Swing Line Lender. Upon the acceptance of a successor’s appointment as the applicable Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank (except to the extent of any outstanding Credits issued by the Issuing Bank until such Credits are replaced or terminated) and Swing Line Lender, (b) the retiring Issuing Bank and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue Credits in substitution for the Credits, if any, issued by the retiring Issuing Bank which remain outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Credits.

SECTION 8.07 Non-Reliance on Agents and Other Lenders; Certain Acknowledgments.

(a) Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and each other Loan Document to which it is or may be a party. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. In this regard, each party hereto acknowledges that (i) Bracewell & Giuliani LLP is acting in this transaction as special counsel to the Agents only and (ii) Allen & Overy is acting in this transaction as Australian counsel to the Agents only. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

(b) Each Lender shall be deemed by delivering its signature page to this Agreement and making any Loan on the Effective Date to have consented to, approved or accepted each Loan Document and each other document or other matter referred to in Section 4.01 or 4.02 required to be consented to or approved by or acceptable or satisfactory to the Agents, the Lead Arranger or the Lenders and to have been satisfied with the satisfaction of all other conditions precedent required to be satisfied under Section 4.01 or 4.02.

SECTION 8.08 Indemnification. The Lenders severally agree to indemnify upon demand the Agents, the Issuing Bank, the Swing Line Lender and each Related Party of any of the foregoing (to the extent not reimbursed by the Loan Parties), according to their respective ratable shares, and hold harmless such Indemnitee from and against any and all Indemnified Liabilities in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of any Related Party; provided, however, that no Lender shall be liable for (a) the payment to any Indemnitee for any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s own gross negligence or willful misconduct and (b) claims made or legal proceedings commenced against such Indemnitee by any security holder or creditor thereof arising out of and based on rights afforded any such security holder or creditor solely in its capacity as such; provided further, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender agrees to reimburse the Agents, the Issuing Bank, the Swing Line Lender and each Related Party promptly upon demand for its ratable share of any out-of-pocket expenses (including all fees, expenses and disbursements of any law firm or other external counsel) incurred by an Agent, the

Issuing Bank or a Swing Line Lender in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document, to the extent that such Agent, Issuing Bank or Swing Line Lender is not reimbursed for such by the Loan Parties. The undertaking in this Section shall survive termination of the Revolving Commitments, the payment of all other Obligations and the resignation of such Agent, Issuing Bank or Swing Line Lender.

SECTION 8.09 Collateral and Guaranty Matters.

(a) Each Lender (as a Lender and in its capacity as a potential provider of Banking Services or potential counterparty to a Hedging Agreement, and the NAB Lender as a lender under the NAB Bilateral Agreement) and each other Secured Party (by their acceptance of the benefits of any Security Interest encumbering Collateral) acknowledges and agrees that the Security Trustee has entered into the Security Documents and each other Loan Document to which it is expressed to be a party (other than this Agreement) on behalf of itself and the Secured Parties, and the Secured Parties hereby agree to be bound by the terms of such Loan Documents, acknowledge receipt of copies of such Loan Documents and consent to the rights, powers, remedies, indemnities and exculpations given to the Security Trustee thereunder. All rights, powers and remedies available to the Security Trustee and the Secured Parties with respect to the Collateral, or otherwise pursuant to the Loan Documents to which the Security Trustee is a party, shall be subject to the provisions of such Loan Documents.

(b) Each Lender (as a Lender and in its capacity as a potential provider of Banking Services or potential counterparty to a Hedging Agreement and the NAB Lender as a lender under the NAB Bilateral Agreement) and each other Secured Party (by their acceptance of the benefits of any Security Interest encumbering Collateral) hereby authorizes the Security Trustee, at its option and in its discretion, without the necessity of any notice to or further consent from the Secured Parties:

(i) to release any Security Interest on any property granted to or held by the Security Trustee under any Security Document (i) as provided in Section 6.03, Section 6.05, Section 9.20 or any Security Document or (ii) subject to Section 9.08, if approved, authorized or ratified in writing by the Required Lenders;

(ii) to take any actions with respect to any Collateral or Security Documents which may be necessary to perfect and maintain Security Interests upon the Collateral granted pursuant to the Security Documents;

(iii) to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Loan Documents or applicable law; and

(iv) to subordinate any Security Interest on any property granted to or held by the Security Trustee under any Loan Document to the holder of any Security Interest on such property that is permitted by Section 6.01(d) or 6.01(f), provided that the Security Trustee has no obligation, of any nature, to take any such action except as contemplated by subparagraph (i) or by Section 8.03(b).

(c) Upon the request of the Security Trustee at any time, the Secured Parties will confirm in writing the Security Trustee’s authority to release particular types or items of Collateral pursuant to this Section 8.09.

(d) The powers conferred on the Security Trustee under this Agreement and the other Loan Documents shall not impose any duty upon it to exercise any such powers.

SECTION 8.10 No Other Duties, etc. Anything herein to the contrary notwithstanding, the Lead Arranger and Sole Bookrunner listed on the cover page hereof shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Agent, a Lender or the Issuing Bank.

SECTION 8.11 Agents May File Proofs of Claim. Subject to Section 8.12(d), in case of the pendency of any proceeding under any Insolvency Law or any other judicial proceeding relative to any Loan Party, each Agent (irrespective of whether the principal of any Loan or Credit Disbursement or any other amount payable under any Loan Document shall then be due and payable as herein or therein expressed or by declaration or otherwise and irrespective of whether an Agent shall have made any demand on the Borrower) shall, if instructed in accordance with the Loan Documents, be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Credit Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Secured Parties (including any claim for the reasonable expenses, disbursements and advances of the Finance Parties and all other amounts due the Finance Parties under Sections 2.05 and 9.08) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to such Agent and, if such Agent shall consent to the making of such payments directly to the Lender and the Issuing Bank, to pay to such Agent any amount due for the reasonable expenses, disbursements and advances of such Agent, and any other amounts due such Agent under Sections 2.05 and 9.08.

Nothing contained herein shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank to authorize Agent to vote in respect of the claim of any Lender or Issuing Bank or in any such proceeding.

SECTION 8.12 Other. (a) In acting as an Agent, each Agent shall be regarded as acting through its agency or security trustee division, as relevant, which shall be treated as a separate entity from any other of its divisions or departments. If information is received by another division or department of an Agent, it may be treated as confidential to that division or department and that Agent shall not be deemed to have notice of it.

(b) Each Lender shall supply promptly all documents and other evidence reasonably requested by an Agent in order for that Agent to carry out all necessary “know your customer” or other similar checks in relation to that Lender under all applicable laws and regulations and not already available to that Agent.

(c) If any party owes an amount to an Agent under the Loan Documents that Agent may, after giving notice to that party, deduct an amount not exceeding that amount from any payments to that party which that Agent would otherwise be obliged to make under the Loan Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Loan Documents that party shall be regarded as having received any amount so deducted.

(d) No Agent is authorized to act on behalf of any other Secured Party (without first obtaining that Secured Party’s consent) in any legal or arbitration proceedings relating to any Loan Document. This paragraph (d) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Security Interests created under the Security Documents or the Security Documents.

(e) Any reference in the Loan Documents to an Agent being required to form an opinion or to act reasonably, or not unreasonably, will be deemed to require the Lenders to act in that manner when instructing that Agent (if such instruction is required).

ARTICLE IX

Miscellaneous

SECTION 9.01 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), notices and other communications provided for herein or (except as otherwise provided therein) any other Loan Document shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(i) if to the Borrower, to it at The MAC Services Group Pty Limited, c/o Oil States International, Inc., 333 Clay Street, Suite 4620, Houston, Texas 77002, Attention of Senior Vice President – Chief Financial Officer & Treasurer (Fax No. (713) 652-0499);

(ii) if to the Australian Agent or the Security Trustee, to J.P. Morgan Australia Limited, c/o JPMorgan Chase Bank, N.A. Hong Kong Branch, 47/F One Island East, 18 Westlands Road, Quarry Bay, Hong Kong, Attention: Sara Wong/Jennifer Yu/Joe Lam, Loan Agency (Fax No. 852-2836 9672); and

(iii) if to the US Agent, to JPMorgan Chase Bank, N.A. at 712 Main St. -12th Floor, Houston, Texas 77002, Attention: Thomas Okamoto (Fax No. (713) 216-7794); and

(iv) if to a Lender or the Issuing Bank, to it at its address (or fax number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b). Any party may change its address for notices by giving notice of such change to each party in accordance with this Section 9.01; provided that, any Lender shall be required only to provide notice of such change to the Borrower and the Australian Agent.

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Australian Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Australian Agent that it is incapable of receiving notices under such Article by electronic communication. Each Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Australian Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Effectiveness of Facsimile Documents and Signatures. This Agreement may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Agents and the Lenders. The Agents may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(d) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the Issuing Bank or any other person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or any Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the Issuing Bank or any other person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e) Reliance by Agents, Issuing Bank and Lenders. Each of the Finance Parties shall be entitled to rely and act upon any notices (including telephonic and electronically communicated (e-mailed) Borrowing Requests) purportedly given by or on behalf of a Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Finance Party and each Related Party of any Finance Party from all losses, costs, expenses and liabilities resulting from the reliance by such person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with any Finance Party may be recorded by such Finance Party, and each of the parties hereto hereby consents to such recording.

SECTION 9.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Finance Parties and shall survive the making by the Lenders of the Loans and the issuance of Credits by the Issuing Bank, regardless of any investigation made by the Finance Parties or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Credit is outstanding and so long as the Revolving Commitments have not been terminated. The provisions of Sections 2.13, 2.15, 2.20, 9.05 and 9.16 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Revolving Commitments, the expiration of any Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Finance Party.

SECTION 9.03 PPS Act.

(a) Confidentiality. Notwithstanding any other provision of any Loan Document, each party agrees that no party will make any disclosure, or provide any document, of the type referred to in section 275(1) of the PPS Act in relation to any Loan Document to any person in response to a request of the type referred to in that section unless required under section 275(7) of the PPS Act or otherwise with the prior written approval of the other parties.

(b) Exclusion of Enforcement Provisions. Unless otherwise agreed by the Australian Agent, the parties agree to exclude from any Loan Document (where applicable), to the extent permitted by law, each of the provisions of the PPS Act referred to in section 115(1) or 115(7) of the PPS Act, in each case, to the extent mentioned in the relevant section and each Loan Party waives all of its rights under those provisions in respect of or relating in any way to the enforcement or any other exercise of rights under or in respect of any Security Interest created by any Loan Document.

(c) No Requirement for Notices. The parties agree that no Secured Party need to give any notice to any Loan Party or any other person in respect of or relating in any way to any Loan Document under the PPS Law (including as to any registration or amendment to any registration on the PPS Register) unless the giving of such notice is mandatory under the PPS Act.

(d) Consent. Each Loan Party consents to any Secured Party effecting a registration on the PPS Register, in any manner considered appropriate by that Secured Party, regarding any Security Interest created or intended to be created under any Loan Document.

SECTION 9.04 Successors and Assigns.

(a) Generally. The terms and provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder except as expressly permitted hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) or (h) of this Section or (iv) to an SPC in accordance with the provisions of paragraph (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and its Revolving Exposure); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment and its Revolving Exposure or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Revolving Commitment (which for this purpose includes its Revolving Exposure) or, if the applicable Revolving Commitment is not then in effect, the Revolving Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Australian Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than AUD$5,000,000 in amount of Revolving Exposure and/or Revolving Commitments, unless the Australian Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Exposure and Revolving Commitments if such assignment is to a person that is not a Lender, an Affiliate of such assigning Lender or any Approved Fund with respect to such assigning Lender, provided that no such consent shall be required if an Event of Default shall have occurred and is continuing;

(B) the consent of the US Agent (such consent not to be unreasonably withheld or delayed) shall be required (1) for assignments in respect of the Revolving Exposure and Revolving Commitments if such assignment is to a person that is not a Lender, an Affiliate of such assigning Lender or an Approved Fund with respect to such assigning Lender; and

(C) the consent of each Issuing Bank and the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Exposure and Revolving Commitments.

(iv) Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Australian Agent an Assignment and Acceptance, together with a processing and recordation fee of AUD$3,500; provided, however, that the Australian Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and provided, further, that only one such fee shall be payable in the event of contemporaneous assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group). The assignee, if it is not a Lender, shall deliver to the Australian Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) Defaulting Lenders. No assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons.

(viii) Withholding Taxes.

(A) If (x) the Lender assigns or transfers any of its rights or obligations under the Loan Documents or changes its Facility Office at any time other than during the existence of an Event of Default; and (y) as a result of circumstances existing at the date such assignment, transfer or change occurs, a Loan Party would be obliged to make a payment to the new Lender or Lender acting through its new Facility Office under Section 2.20 (Tax Gross-up and Tax Indemnities) or 2.13 (Increased Costs), then the new Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Sections to the same extent as the existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred; provided, however that where the payment is in relation to Australian Withholding Tax, the new Lender or Lender acting through its new Facility Office will be entitled to full payment under Section 2.20 (Tax gross-up and indemnities) whether or not the Existing Lender was or would have been entitled to such payment under that clause unless such new Lender, or Lender acting through its new Facility Office, is an Offshore Associate of the Borrower.

(ix) No Assignment to Offshore Associate of Borrower: A Lender shall not assign or transfer rights to a person whom the officers of the relevant existing Lender involved on a day to day basis in the administration of the credit facilities provided under this Agreement know to be an Offshore Associate of the Borrower.

Upon such execution, delivery, acceptance and recording thereof by the Australian Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, (A) the Eligible Assignee thereunder shall be a party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) such assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of such Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.13, and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Australian Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the US Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Australian Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans or participations in Credit Disbursements or Swing Line Loans and participations in Credits and Swing Line Loans in accordance with its Revolving Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c) Register. The Australian Agent shall maintain a copy of each Assignment and Acceptance delivered to and accepted by it and a register, which may be in electronic form, for the recordation of the names and addresses of the Lenders and the Revolving Commitments of, and principal amount of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and each of the Loan Parties, the Agents, the Issuing Bank, and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. In addition, the Australian Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower, the US Agent or any Lender, except as to a Lender only such entries related to such Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or any Secured Party, sell participations to any person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s or a Defaulting Lender’s Affiliates or subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or Revolving Exposure); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower and the Secured Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 9.08 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14, 2.20 and 9.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.18 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 2.13 or 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’ prior written consent.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Australian Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if a SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by a SPC hereunder shall utilize the Revolving Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower or any Agent and without paying any processing fee therefor, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 9.04, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

SECTION 9.05 Expenses; Indemnity.

(a) Costs and Expenses. The Borrower agrees to pay (i) all reasonable out-of-pocket expenses incurred by any of the Lead Arranger, the Agents, the Issuing Bank and their Affiliates (including the reasonable fees, charges and disbursements of counsel for the Agents), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by any Agent, any Lender or the Issuing Bank (including the reasonable fees, charges and disbursements of any counsel for any Agent, any Lender or the Issuing Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Credits issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Credits. The foregoing costs and expenses under this Section 9.05 shall include all due diligence, search, filing, recording, title insurance, printing, reproduction, document delivery, travel, CUSIP, electronic platform, communication costs and appraisal charges and fees and Taxes related thereto, and other out-of-pocket expenses reasonably incurred by any Agent, Lender or Issuing Bank (including, in connection with any workout or restructuring, the cost of financial advisors and other outside experts retained by any Agent). All amounts due under this Section 9.05 shall be payable within 30 days after written demand therefore unless such amounts are being contested in good faith by the Borrower. The agreements in this Section shall survive the termination of the Revolving Commitments and repayment of all Obligations.

(b) Indemnification by the Borrower. The Borrower agrees to, and hereby does, indemnify each Agent, each Lender, each Issuing Bank and the Related Parties of any of the foregoing persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements but excluding any such loss, claim, damage, liability or expense resulting from a claim or proceeding brought by a Lender against any other Lender (other than any Agent in its capacity as such), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the transactions contemplated thereby, (ii) any Loan or Credit or the use or proposed use of the proceeds of the Loans or issuance of Credits (including any refusal by the Issuing Bank to honor a demand for payment under a Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Credit), (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of Hazardous Materials on any property owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries; provided that SUCH INDEMNITY SHALL EXPRESSLY INCLUDE ANY SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES OR EXPENSE INCURRED BY REASON OF THE PERSON BEING INDEMNIFIED’S OWN NEGLIGENCE but not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or, with respect to any Environmental Liability, to the extent such Indemnitee, after foreclosure or other remedial action, has caused such Environmental Liability (collectively, the “Indemnified Liabilities”). This indemnity does not include, and does not apply in respect of, any Tax obligation of an Indemnitee arising in respect of a Loan Document other than any Taxes that represent losses, claims, damages, liabilities and related expenses directly arising from any non-Tax claim.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, NO LOAN PARTY SHALL ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST ANY INDEMNITEE, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY LOAN OR

CREDIT OR THE USE OF THE PROCEEDS THEREOF. NO INDEMNITEE SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to any Indemnitiee, each Lender severally agrees to pay to such Indemnities, such Lender’s Revolving Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Indemnitee.

(d) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Revolving Commitments, the expiration of any Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Agent, Lender or Issuing Bank. All amounts due under this Section 9.05 shall be payable on written demand therefor.

SECTION 9.06 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Agent, Lender, Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other Indebtedness (in whatever currency) at any time owing by such Agent, Lender, Issuing Bank to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Agent, Lender or Issuing Bank, irrespective of whether or not such Agent, Lender or Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although such obligations may be contingent or unmatured or are owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness. The rights of each Agent, Lender, Issuing Bank and their respective Affiliates under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Agent, Lender, Issuing Bank or their respective Affiliates may have. Each Agent, Lender and Issuing Bank agrees to notify the Borrower and the Australian Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 9.07 Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08 Waivers; Amendment.

(a) No failure or delay of any Secured Party in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Secured Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 9.08(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agents in accordance with Section 7.02 for the benefit of all the Secured Parties; provided, however, that the foregoing shall not prohibit (i) the Agents from exercising on their own behalf the rights and remedies that inure to their benefit (solely in its capacity as an Agent) hereunder and under the other Loan Documents, (ii) the Issuing Bank from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank) hereunder and under the other Loan Documents, (iii) the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Swing Line Lender) hereunder and under the other Loan Documents, (iv) any Lender from exercising setoff rights in accordance with Section 9.06 (subject to the terms of Section 2.18), or (v) subject to Section 8.11, any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Insolvency Law.

(b) Any amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Fee Letters or any Credit Document), and any consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective if the same shall be in writing and signed by the Required Lenders and the Borrower (or by the Australian Agent or, if the Security Trustee is a party to the relevant Loan Document and the Australian Agent is not, the Security Trustee (in either case, with the prior written consent of the Required Lenders) and the Borrower), provided that such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided further that (x) any provision of this Agreement or any other Loan Document (other than a Loan Document to which the Security Trustee and no other Agent is a party) may be amended by an agreement in writing signed by the US Agent and the Borrower to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Australian Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment, and (y) no amendment, waiver or consent shall:

(i) extend the Maturity Date of or increase the stated amount of any Revolving Commitment of any Lender (or reinstate any Revolving Commitment of any Lender terminated pursuant to the terms hereof) without the written consent of such Lender;

(ii) postpone any date fixed by this Agreement for any scheduled payment (but not any prepayment) of principal, interest or fees due to any Lender hereunder without the written consent of such Lender;

(iii) reduce the principal of, or the rate of interest specified herein on, any Loan or Credit Disbursement or any interest or Fees payable hereunder without the prior written consent of each Lender directly affected thereby (it being understood and agreed that any change in the definition of “Leverage Ratio”, or in the component definitions thereof, shall not constitute a reduction of rate of interest or any interest or Fees payable hereunder);

(iv) change any provision of this Section, or the percentage specified in definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(v) except as expressly permitted hereunder or under any Security Document, (A) release the guaranty provided by the Parent hereunder without the written consent of each Lender, or (B) release all or substantially all of the value of the guaranties provided by the other Guarantors hereunder or all or substantially all of the Collateral without the written consent of each Lender;

(vi) amend the order of application provided in Section 7.05 without the written consent of each Financing Party adversely affected thereby; or

(vii) amend or modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(g) without the written consent of such SPC,

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent, Issuing Bank or the Swing Line Lender hereunder or under any other Loan Document without the prior written consent of such Agent, Issuing Bank or Swing Line Lender, respectively.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder or under any other Loan Document (and any amendment, waiver or consent which by its terms requires the consent of all Lenders, Required Lenders or each affected Lender may be effected with the consent of the Lenders other than Defaulting Lender); provided that any such amendment, waiver or consent referred to in clause (b)(i), (ii) or (iii) above that, but for this sentence, would require the prior written consent of such Defaulting Lender, will continue to require the consent of such Defaulting Lender; and provided further that any such amendment, waiver or consent requiring the consent of all Lenders, such Lender or each affected Lender that by its terms affects any Defaulting Lender more adversely than any other Lender whose consent is so required shall require the consent of such Defaulting Lender.

No Lender or any Affiliate of a Lender shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under Hedging Agreements or Banking Services Obligations.

SECTION 9.09 Interest Rate Limitation. Regardless of any provisions contained in this Agreement or in any other Loan Documents, the Lenders shall never be deemed to have contracted for or be entitled to receive, collect or apply as interest on any Loan or participation in any Credit Disbursement any amount in excess of the maximum lawful rate (the “Maximum Rate”), and in the event any Lender ever receives, collects or applies as interest (whether termed interest herein or deemed to be interest by operation of law or judicial determination) any such excess, or if an acceleration of the maturities of the Loans or if any prepayment by the Borrower results in the Borrower having paid any interest in excess of the Maximum Rate, such amount which would be excessive interest shall be deemed to be a partial prepayment of principal and applied to the reduction of the unpaid principal balance of the Loans for which such excess was received, collected or applied, and, if the principal amount of the Obligations is paid in full, any remaining excess shall forthwith be paid to the Borrower. All sums paid or agreed to be paid to the Lenders for the use, forbearance or detention of the Obligations evidenced by this Agreement shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread, in equal or unequal parts, throughout the full term of such Obligations until payment in full so that the rate or amount of interest on account of such indebtedness does not exceed the Maximum Rate. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate of interest permitted by law, the Borrower and the Lenders shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium, rather than as interest; and (ii) exclude voluntary prepayments and the effect thereof; and (iii) compare the total amount of interest contracted for, charged or received with the total amount of interest which could be contracted for, charged or received throughout the entire contemplated term of the Loans at the Maximum Rate.

SECTION 9.10 Entire Agreement. This Agreement, the other Loan Documents, and the Fee Letters constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

SECTION 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN ANY CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE

CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Insolvency Laws, as determined in good faith by an Agent or Issuing Bank, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 9.13 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.22. Delivery of an executed signature page to this Agreement by facsimile transmission or by electronic communication (e-mail) shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15 Jurisdiction; Consent to Service of Process. (a) Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York sitting in the Borough of Manhattan, New York City or of the United States for the Eastern District of such state, and by execution and delivery of this Agreement, each of the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of those courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that an Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or their respective properties in the courts of any jurisdiction.

(b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any such New York state or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law. The Borrower waives personal service of any summons, complaint or other process, which may be made by any other means permitted by the law of such state.

(d) The Borrower hereby irrevocably appoints, and the Borrower shall cause each other Loan Party to irrevocably appoint, as its agent to receive on its behalf and on behalf of its property service of copies of any summons or complaint or any other process which may be served in any action. Such service may be made by mailing or delivering a copy of such process to such Loan Party in care of the Borrower at the Borrower’s address set forth in Section 9.01, and each such Loan Party hereby irrevocably authorizes and directs the Borrower to accept such service on its behalf.

SECTION 9.16 Confidentiality. Each of the Finance Parties agrees to maintain, and cause their respective Affiliates to maintain, the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of, pledgee under Section 9.04(f) or Participant in, or any prospective assignee of, pledgee under Section 9.04(f) or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Finance Party on a non-confidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or any of their respective businesses, other than any such information that is available to a Finance Party on a non-confidential basis prior to disclosure by any Loan Party, provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

SECTION 9.17 Judgment Currency. (a) The obligations of the Borrower and the other Loan Parties hereunder and under the other Loan Documents to make payments in U.S. Dollars or Australian Dollars (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Australian Agent or a Lender or the Issuing Bank of the full amount of the Obligation Currency expressed to be payable to the Australian Agent, Lender or Issuing Bank under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against the Borrower or any other Loan Party or in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Australian Dollar Equivalent or U.S. Dollar Equivalent, or, in the case of other currencies, the rate of exchange (as quoted by the Australian Agent or if the Australian Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Australian Agent) determined, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrower covenants and agrees to pay, or cause to be paid, as a separate obligation and notwithstanding any judgment, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining the Australian Dollar Equivalent or U.S. Dollar Equivalent or rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

SECTION 9.18 Exculpation Provisions. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND

THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

SECTION 9.19 Payments Set Aside. To the extent that any payment by or on behalf of any Loan Party is made to any Agent, Issuing Bank or Lender, or any Agent, Issuing Bank or Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent, Issuing Bank or Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Insolvency Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and Issuing Bank severally agrees to pay to each Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by that Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable overnight rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the Issuing Bank under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 9.20 Termination. This Agreement and each other Loan Document, and the covenants and agreements set forth herein and therein, and, in the case of any Security Document, all security interests and other Security Interests created thereunder, shall terminate upon the payment in full of all principal of and any accrued interest on any Loan and all Fees and other amounts payable under this Agreement, the termination or expiration of all Credits and the termination or expiration of the Revolving Commitments; provided that the provisions of Sections 2.13, 2.15, 2.20, and 9.05 and Article VIII, and any other provision set forth herein or therein that by its terms survives the termination of this Agreement or such other Loan Document, shall survive and remain in full force and effect.

SECTION 9.21 Patriot Act Notice. Each Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

SECTION 9.22 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Australian Agent and when the Australian Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto

[Remainder of this page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EXECUTED by THE MAC SERVICES GROUP PTY LIMITED in accordance with section 127 of the Corporations Act 2001 (Cth):	) ) ) ) ) ) )
/s/ Bradley J. Dodson	)	/s/ Tim Diadiun
Signature of director	)	Signature of director
) ) )
Bradley J. Dodson	)	Tim Diadiun
Name of director	)	Name of director

Signature Page to Syndicated Facility Agreement

J.P. MORGAN AUSTRALIA LIMITED, as Australian Agent and Security Trustee

By:	/s/ Sara Wong
Name:	Sarah Wong
Title:	Associate

Signature Page to Syndicated Facility Agreement

JPMORGAN CHASE BANK, N.A., as US Agent, Issuing Lender, Swing Line Lender, and Lender

By:	/s/ Thomas Okamoto
Name:	Thomas Okamoto
Title:	Authorized Officer

Signature Page to Syndicated Facility Agreement

WELLS FARGO BANK, N.A., as a Lender

By:	/s/ Kristen Brockman
Name:	Kristen Brockman
Title:	Vice President

Signature Page to Syndicated Facility Agreement

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Nicole Fawkner
Name:	Nicole Fawkner
Title:	Director, Corporate Banking

Signature Page to Syndicated Facility Agreement

NATIONAL AUSTRALIA BANK LIMITED, A.B.N. 12 004 044 937, as a Lender

By:	/s/ Marcia Bockol
Name:	Marcia Bockol
Title:	Director, Client Coverage Americas

Signature Page to Syndicated Facility Agreement

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Gary L. Mingle
Name:	Gary L. Mingle
Title:	Senior Vice-President

Signature Page to Syndicated Facility Agreement

SUMITOMO MITSUI BANKING CORPORATION, SYDNEY BRANCH as a Lender

By:	/s/ John Ferreira
Name:	John Ferreira
Title:	Co-General Manager

Signature Page to Syndicated Facility Agreement

THE BANK OF NOVA SCOTIA ASIA LIMITED as a Lender

By:	/s/ G.S. Rajan
Name:	G.S. Rajan
Title:	Head of Corporate Banking & Regional Transportation

Signature Page to Syndicated Facility Agreement

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, SYDNEY BRANCH, as a Lender

By:	/s/ Bridget Ann Powell
Name:	Bridget Ann Powell
Title:	Attorney

Signature Page to Syndicated Facility Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ John Prigge
Name:	John Prigge
Title:	Vice President

Signature Page to Syndicated Facility Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:	/s/ Shunsuke Suzuki
Name:	Shunsuke Suzuki
Title:	Deputy General Manager

Signature Page to Syndicated Facility Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH as a Lender

By:	/s/ Mikhail Faybusovich
Name:	Mikhail Faybusovich
Title:	Director

By:	/s/ Vipul Dhadda
Name:	Vipul Dhadda
Title:	Associate

Signature Page to Syndicated Facility Agreement